As filed with the Securities and Exchange Commission on May 13, 2005

Registration No. 333-124315

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM SB-2/A
(Pre-effective Amendment No. 1)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Endavo Media and Communications, Inc.
(Name of small business issuer in its charter)

Delaware	4899	87-0642448
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer) Identification No.

50 West Broadway, Suite 400
Salt Lake City, Utah 84101
(801) 297-8500
(Address and Telephone Number
of Registrant’s Principal Executive Offices)

Paul D. Hamm
50 West Broadway, Suite 400
Salt Lake City, Utah 84101
(801) 297-8500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

WITH COPIESTO:
Daniel M. Mahoney, Esq.
Rogers & Theobald LLP
Suite 850
The Camelback Esplanade
2425 East Camelback Road
Phoenix, Arizona 85016
(602) 852-5550
Fax: (602) 852-5570

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee

Common Stock, $.001 par value	1,597,534 (3)	$0.90	$1,437,780.60	$169.23

Common Stock, $.001 par value	1,597,529 (4)	$1.27	$2,028,861.83	$238.80

Common Stock, $.001 par value	1,597,534 (5)	$0.90	$1,437,780.60	$169.23

Common Stock, $.001 par value	1,597,529 (6)	$1.27	$2,028,861.83	$238.80

Common Stock, $.001 par value	1,597,534 (7)	$0.90	$1,437,780.60	$169.23

Common Stock, $.001 par value	1,597,529 (8)	$1.27	$2,028,861.83	$238.80

Common Stock, $.001 par value	239,630 (9)	$0.90	$215,667.00	$25.38

Common Stock, $.001 par value	239,630 (10)	$1.27	$304,330.01	$35.82

TOTAL:	10,064,449	N/A	$10,919,924.30	$1,285.29 (11)

(1)
In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the secured convertible note and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 promulgated under the Securities Act of 1933, as amended. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the secured convertible notes and upon exercise of the warrants. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average bid and asked market price of the common stock as reported on the over-the-counter bulletin board on April 21, 2005. For purposes of the common stock underlying the warrants, the figure was calculated using the higher of: (i) the exercise prices of the warrants, (ii) the offering price of securities of the same class as the common stock underlying the warrants, and (iii) the average bid and asked market price of the common stock as reported on the over-the-counter bulletin board on April 21, 2005.

(3)
Represents a good faith estimate of the shares of common stock issuable upon conversion of the 8% senior secured convertible notes issued to certain selling stockholders based upon a conversion price of $0.892 per share.

(4)	Represents a good faith estimate of the shares of common stock issuable upon exercise of warrants issued to certain selling stockholders.

(5)	Represents a good faith estimate of the shares of common stock issuable upon conversion of additional 8% senior secured promissory notes, which are issuable upon exercise of investment right “A.”

(6)	Represents a good faith estimate of the shares of common stock issuable upon exercise of warrants issuable to certain stockholders upon exercise of investment right “A.”

(7)	Represents a good faith estimate of the shares of common stock issuable upon conversion of additional 8% senior secured promissory notes, which are issuable upon exercise of investment right “B.”

(8)	Represents a good faith estimate of the shares of common stock issuable upon exercise of warrants issuable to certain stockholders upon exercise of investment right “B.”

(9)	Represents a good faith estimate of the shares of common stock issuable upon exercise of warrants issued to H. C. Wainwright & Co., Inc., and its designees, our exclusive placement agent.

(10)
Represents a good faith estimate of the shares of common stock issuable upon exercise of convertible debenture warrants issued to H. C. Wainwright & Co., Inc., and its designees, our exclusive placement agent.

(11)
Of the $1,285.29 total registration fee due, $1,224.07 was previously paid with the Registration Statement filed with the Securities Exchange Commission on April 25, 2005. The balance, $61.22, is paid herewith.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Explanatory Note

This Amendment No. 1 amends and supplements the Registration Statement on Form SB-2 filed with the Securities Exchange Commission on April 25, 2005 by Endavo Media and Communications, Inc. relating to the registration of shares of its common stock, as well as shares of its common stock underlying warrants and additional investment rights held by certain selling stockholders. This Amendment No. 1 registers an additional 479,260 shares of common stock issuable upon the exercise of warrants issued to H. C. Wainwright & Co., Inc. and certain of its principals in connection with their services as exclusive placement agent.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION,
DATED MAY 13, 2005

ENDAVO MEDIA AND COMMUNICATIONS, INC.

10,064,449 shares of our common stock

This prospectus relates to the resale by the selling stockholders of up to 10,064,449 shares of common stock, including up to (i) 1,597,534 shares of common stock issuable upon conversion of $1,425,000 aggregate principal amount 8% senior secured convertible promissory notes issued to certain selling stockholders based upon an assumed conversion price of $0.892 per share, (ii) 1,597,529 shares of common stock issuable upon the exercise of warrants issued to holders of the foregoing notes, (iii) 3,195,067 shares of common stock issuable upon the conversion of additional 8% senior secured convertible promissory notes issuable upon exercise of investment right “A” and “B” held by the current noteholders and based upon an assumed note conversion price of $0.892 per share and (iv) 3,195,058 shares of common stock issuable upon the exercise of warrants issuable upon exercise of investment rights “A” and “B.” The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

This prospectus also relates to the issuance of (i) 239,630 shares of common stock underlying warrants and (ii) 239,630 shares of common stock underlying convertible debenture warrants issued to our placement agent, H. C. Wainwright & Co., Inc., and certain of its principals. The placement agent warrants have an exercise price of $.89 per share and the convertible debenture warrants have an exercise price of $1.27.

We are not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from this offering. We may, however, receive proceeds upon the exercise of the warrants described throughout this prospectus in the event that such warrants are exercised. We will bear all costs associated with this registration.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

The selling stockholders, and any participating broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act,” and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the over-the-counter bulletin board under the symbol “EDVO.” The closing price of our common stock as reported on the over-the-counter bulletin board on April 21, 2005 was $0.89.

Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2005.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Endavo Media and Communications, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling stockholders are offering and selling shares of our common stock only to those persons and in those in jurisdictions where these offers and sales are permitted.
__________________

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery or of any sale of shares. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof.
__________________

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes information and documents in a manner we believe to be accurate, but we refer you to the actual documents or the agreements we entered into for additional information of what we discuss in this prospectus.
__________________

We issue from time to time securities convertible or exercisable into common stock. We cannot predict the actual number of shares that we will be required to issue upon exercise or conversion because this number depends on variables that cannot be known precisely until the conversion or exercise date. The most significant of these variables is the closing price of our common stock on a certain day or during certain specified periods of time. Nevertheless, we can estimate the number of shares of common stock that may be issued using certain assumptions (including but not limited to assuming a conversion and/or exercise date). These calculations are illustrative only and will change based, among other things, on changes in the market price of our common stock and the number of outstanding shares.
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i

In making a decision to invest in our common stock, you must conduct your own evaluation of the information provided including, among other things, of our company; its business, financial condition and results of operations, the terms of this offering and the common stock, our capital structure, our recent acquisitions and the risks factors and uncertainties. You should not consider any information in this prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock due to your particular circumstances.
__________________

In this prospectus, “Endavo,” the “Company,” “we,” “us” and “our” refer to Endavo Media and Communications, Inc. and its subsidiaries, taken as a whole, unless the context otherwise requires.
__________________

This prospectus contains trademarks, service marks and registered marks of Endavo Media and Communications, Inc. and its subsidiaries and other companies, as indicated. Unless otherwise provided in this prospectus, as amended and supplemented from time to time, trademarks identified by ® and ™ are registered trademarks or trademarks, respectively, of Endavo Media and Communications, Inc. or its subsidiaries. All other trademarks trade names and service names are the properties of their respective owners.
__________________

Our principal offices are located at 50 West Broadway, Suite 400, Salt Lake City, Utah, 84101, and our telephone number is (801) 297-8500. Our web site is located at www.endavo.com. Information contained on our web site is not part of this prospectus. We were formed under the laws of the State of Delaware.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, the “Risk Factors” section on page 6, and the financial statements and the notes to the financial statements beginning on page F-1. You should also review the other available information referred to in the section entitled “Available Information” on page 43. As used throughout this prospectus, the terms “Endavo,” the “Company,” “we,” “us,” and “our” refer to Endavo Media and Communications, Inc., a Delaware corporation.

GENERAL OVERVIEW

Historically, we have provided bundled broadband services, including high-speed Internet services, cable television and Voice over Internet Protocol, or “VOIP,” to residential and commercial customers through fiber-based community networks and over fiber-to-the-premises, or “FTTP.” We plan to continue delivering Internet Protocol, or “IP,” voice, video and data services to our current residential customer base in Utah and also to operate, support and expand our network facilities in both our local and other potential markets. However, our new business plan also includes the development of a distribution and transaction management system over a national IP Multicast network services delivery system that will enable the distribution of digital entertainment and communications services to connected customers and communities. We call this distribution and transaction management system the Endavo EcoSystem™.

Once our technologies and products are sufficiently developed and tested, we plan to market our “d-commerce marketplace” of digital services and content, on a wholesale and retail basis, to defined groups of customers. We define the d-commerce marketplace as any product or service that can be delivered over an IP network. This includes individual pieces of media, such as movies, music, books or images, and complete digital services, such as VoIP and secure instant messages. We intend to initially target our marketing efforts toward geographical markets located within close proximity to, or already connected to, our national fiber network and that have existing local or metropolitan fiber network infrastructure.

Our principal offices are located at 50 West Broadway, Suite 400, Salt Lake City, Utah, 84101, and our telephone number is (801) 297-8500. Our web site is located at www.endavo.com. Information contained on our web site is not part of this prospectus. We were formed under the laws of the State of Delaware.

RECENT DEVELOPMENTS

Private Placement

On February 22, 2005, we entered into (and simultaneously completed the transaction contemplated by) a Securities Purchase Agreement with the entities listed below pursuant to which we issued $1,425,000 principal amount of 8% Senior Secured Convertible Notes and related securities.

Name	Aggregate Principal Amount of Notes	Warrants	Additional Investment Right “A”	Additional Investment Right “B”

Iroquois Capital L.P.	$425,000	476,457	$425,000	$425,000
Notzer Chesed, Inc.	$100,000	112,107	$100,000	$100,000
Basso Multi-Strategy Holding Fund Ltd.	$100,000	112,107	$100,000	$100,000
Double U Master Fund LP	$100,000	112,107	$100,000	$100,000
Enable Growth Partners LP	$150,000	168,161	$150,000	$150,000
Nite Capital LP	$300,000	336,332	$300,000	$300,000
Puritan LLC	$100,000	112,107	$100,000	$100,000
TCMP3 Partners	$150,000	168,161	$150,000	$150,000
TOTAL	$1,425,000	1,597,529	$1,425,000	$1,425,000

The following summarizes the principal terms of the transaction:

Terms of Senior Secured Convertible Promissory Note

Pursuant to the Securities Purchase Agreement, we sold to the parties listed above an aggregate of $1,425,000 principal amount of 8% senior secured convertible notes, together with warrants to purchase an aggregate of 1,597,529 shares of our common stock, and two series of additional investment rights entitling the holders to purchase from us up to an additional $2,850,000 of 8% senior secured convertible notes and warrants to purchase an aggregated 3,195,058 shares of our common stock.

These notes will be senior to or pari passu with all our current and future indebtedness and we will pledge all of our assets as collateral for the notes. Additional terms of the 8% senior secured convertible notes include:

•	Unless converted or redeemed as described below, the 8% senior secured convertible notes are due on February 22, 2007.

•
8% annual interest, payable semi-annually in arrears beginning June 30, 2005. The interest is payable either in cash or at our option (subject to the satisfaction of certain conditions) in shares of our common stock valued at 85% of the volume weighted average price of our common stock for the 20 trading days prior to the payment date.

•
While the notes are outstanding, if we issue equity or equity linked securities at a price lower than the conversion price, then the conversion price of these 8% senior secured convertible notes will be reduced to the same price. If we issue any variable priced equity securities or variable price equity linked securities, then the conversion price of these 8% senior secured convertible notes will be reduced to the lowest issue price applied to those securities.

•
The notes are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $.892 per share (which was 70% of the average closing market price of the common stock on the over-the-counter bulletin board for the 20 trading days prior to the closing of the transaction).

•
If we do not achieve revenues of at least $4,000,000 for calendar year 2005, the conversion price of the notes will be adjusted to 85% of the volume weighted average closing market price of the common stock on the over-the-counter bulletin board for the 20 trading days prior to the release of the calendar 2005 financial statements, but in no event higher than the initial conversion price of $.892. The conversion price is also subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below the initial conversion price of $.892 per share, subject to adjustment as set forth above.

•
The number of shares of our common stock acquired by any holder upon conversion of the notes is limited to the extent necessary to ensure that following the conversion the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock,

•
We can prepay all or any portion of the principal amount of the notes, plus any accrued but unpaid interest at 115% of face amount, but only if certain equity conditions are satisfied for underlying conversion shares, including an effective registration. If we should elect to prepay the notes, the holders will have 10 trading days to convert the notes into shares of our common stock. If we elect to prepay the notes, we must do so pro-rata amongst the holders.

Terms of Warrants

We also issued warrants to purchase up to 1,597,529 shares of our common stock. The warrants are exercisable for five years from the date of issuance at an exercise price of $1.27 per share, which was 100% of the average closing market price of the common stock on the over-the-counter bulletin board for the 20 trading days prior to the closing of the transaction.

The conversion price is also subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below the initial conversion price of $1.27 per share, subject to adjustment.

The warrants include a “cashless exercise” feature, which permits the holder to exercise the warrants by surrender of a portion of the warrants. The cashless exercise feature is available to the holder, if at the time of exercise, there is not in effect a registration statement covering the shares underlying the warrants are registered.

Terms of Investment Rights

We also issued two additional investment rights - investment right A and investment right B. Each investment right separately entitles the holders to purchase up to an additional $1,425,000 or an aggregate of 2,850,000, principal amount of 8% senior secured convertible notes and warrants to purchase up to an additional 1,597,529, or an aggregate of 3,195,058, shares of our common stock beginning on the date of the registration of the underlying shares of common stock and ending six months thereafter. The terms and conditions of the securities contained in these additional investment rights will be identical to the initial notes and warrants. The terms of investment right A and investment right B are identical, except that we have the right to redeem (for no consideration) investment right A if the weighted average closing price of our common stock exceeds $1.78 (200% of the original conversion price) for 20 consecutive trading days, our common stock trades at least 75,000 shares a day during the period, and a registration statement covering the shares issuable upon conversion is in effect.

Registration of Common Stock

We agreed to file a registration statement with the Securities and Exchange Commission registering the shares of common stock issuable upon the conversion of the notes, the exercise of the warrants, and the shares related to the additional investment right if it is exercised in the future. We have also granted the purchaser’s piggy-back registration rights under certain circumstances. If we had failed to file the registration statement on a timely basis, or if it is not declared effective by the Securities and Exchange Commission within a maximum of 120 days from the filing date, we are required to pay to the investors liquidated damages equal to 2.0% of the amount invested and shall pay to the investors liquidated damages equal to 1.0% of the amount invested for each subsequent 30-day period.

Exchange Rights

For the 24-months from the date of the closing, if we complete a private equity or equity-linked financing, the holders of the notes may exchange the notes at 100% of face value for the securities in such new financing, provided that the exchange is in compliance with applicable securities laws.

Right of First Offer

So long as they hold any notes, the note holders will have the right of first offer to purchase all or part of any private financing, subject to carve outs for employee options plans, the issuance of stock for situations involving strategic partnerships, acquisition candidates and underwritten public offerings of at least $15 million consummated within 12 months after the Closing.

Change of Control

In the of a third party acquiring greater than 50% in voting rights in one or a series of related transaction, the holders may elect to have the Notes redeemed by us at 110% of face value plus all accrued interest and unpaid interest, which, at our option, may be paid in cash or common stock.

Placement Agent Fees; Other Fees

We engaged H. C. Wainwright & Co., Inc., as the exclusive placement agent in connection with the private placement. Under our agreement with Wainwright we paid them a cash fee of $128,250 (9% of the gross proceeds of the financing plus a non-accountable cash allowance of 2% of the gross proceeds, less any legal fees payable to counsel to the investors). We paid the investors $35,000 for the legal fees they incurred in connection with this transaction. In addition, we issued to Wainwright, warrants to purchase 239,630 shares of common stock at $.89 and 239,630 shares of common stock at $1.27. The warrants have the same terms as the warrants issued to the investors. In addition, we agreed to pay to Wainwright, a cash fee of 8% of the aggregate consideration received by us from the exercise of any warrants.

Reverse Stock Split

We recently took steps to address an oversight in an earlier attempt to effect a combination of our common stock through a reverse stock split. We intended to consummate a 1-for-16 reverse stock split of our common stock in September 2004. Our books and records and those of our transfer agent have continually reflected this transaction as contemplated. However, we discovered that an amendment to our certificate of incorporation was not properly filed at the time. Accordingly, we have taken the appropriate steps to rectify this oversight. The certificate of amendment to our certificate of incorporation, which we intend to file with the Delaware Secretary of State, will only effect those shares that were outstanding as of September 23, 2004, the original effective date of the intended reverse stock split. Accordingly, these efforts should not have any effect on the current holders of our common stock.

Preferred Stock Exchange

In September 2004, prior to the effectiveness of the 1-for-16 reverse stock split discussed above, certain shareholders exchanged 36,646,158 shares of common stock for 3,821,197 shares of our newly created Series A Preferred Stock.

The Series A Preferred Stock was not effected by the subsequent reverse stock split also effected in September 2004 and, therefore, each share of Series A Preferred Stock is convertible into 9.6 shares of our common stock at any time after September 2005, which is the one year anniversary of their issuance.

The shares of Series A Preferred Stock do not have a stated dividend rate and have a liquidation preference of $.001 per share. Each share is also entitled to vote with the common shareholders as if such share had converted to common.

SUMMARY FINANCIAL INFORMATION

The following financial information is derived from our audited financial statements for the fiscal years ended December 31, 2004 and 2003. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the “Management’s Discussion and Analysis” beginning on page 19 of this prospectus and our financial statements and related notes beginning on page F-1.

	Years Ended December 31,
Statement of operations data:	2004	2003

Revenues	$178,000	$431,000
Cost of Revenue	419,000	511,000
Gross (Loss)	(241,000)	(80,000)
Selling, General and Administrative Costs	(3,283,000)	(3,868,000)
Operating (Loss)	(4,154,000)	(3,948,000)
Other Income (Expense)	(1,149,000)	(348,000)
Loss From Litigation Settlements	(213,000)	--
Loss From Impairment of Assets	(417,000)	--
Net (Loss)	$(5,303,000)	$(4,296,000)

As of
Balance sheet data:	December 31, 2004

Working Capital (deficit)	$2,457,000
Total Assets	$251,000
Total Liabilities and stockholders’ deficit	$251,000

THE OFFERING

Common stock offered by selling stockholders
Up to 10,064,449 shares of our common stock, which includes up to (i) 1,597,534 shares of common stock issuable upon conversion of $1,425,000 aggregate principal amount 8% senior secured convertible promissory notes issued to certain selling stockholders based upon an assumed conversion price of $0.892 per share, (ii) 1,597,529 shares of common stock issuable upon the exercise of warrants issued to holders of the foregoing notes, (iii) 3,195,067 shares of common stock issuable upon the conversion of additional 8% senior secured convertible promissory notes issuable upon exercise of investment right “A” and “B” held by the current noteholders and based upon an assumed note conversion price of $0.892 per share, (iv) 3,195,058 shares of common stock issuable upon the exercise of warrants issuable upon exercise of investment rights “A” and “B” and (v) 479,260 shares of common stock issuable upon exercise of warrants and convertible debenture warrants held by H. C. Wainwright & Co., Inc., and certain of its principals, as our exclusive placement agent. This number represents 50.1% of the total number of shares to be outstanding following this offering assuming the exercise of all securities being registered as of April 1, 2005.

Common stock to be outstanding after the offering	Up to 20,565,449 shares assuming the exercise and conversion of all securities being registered as of April 1, 2005.

Risk factors	See “Risk Factors,” beginning on page 6 for a description of certain factors you should consider before making an investment in our common stock.

Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the exercise price of any common stock we issue to the selling stockholders upon exercise, if any, of the warrants. We expect to use the proceeds received from any exercise of warrants for general working capital purposes.

Over-The-Counter Bulletin Board Symbol	EDVO

The above information regarding common stock to be outstanding after the offering is based on 10,501,000 shares of common stock outstanding as of April 1, 2005 and assumes the subsequent issuance of common stock to the selling stockholders, conversion of the promissory notes, exercise of warrants and exercise of the investment rights “A” and “B” by our selling stockholders.

RISK FACTORS

INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING DISCUSSION OF RISKS AS WELL AS OTHER INFORMATION IN THIS PROSPECTUS. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE.

RISKS RELATED TO OUR BUSINESS

We have a history of losses, anticipate future losses and our independent auditors have expressed doubt about our ability to continue as a going concern, any of which may hinder our ability to obtain future financing.

In their report for our most recent fiscal year, our independent auditors stated that our financial statements for the year ended December 31, 2004 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of a loss for the year ended December 31, 2004 in the amount of approximately $5,303,000 and a loss for the year ended December 31, 2003 in the amount of approximately $4,296,000. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. The going concern qualification in the auditor’s report increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful. If we do not continue as a going concern, stockholders may lose their entire investment.

We may have difficulty raising additional capital, which could deprive us of necessary resources to grow our business and achieve our business objectives.

We expect to continue to devote capital resources to fund continued development of our voice, video and data services and Internet Protocol, or “IP,” open standard architecture and maintain and grow existing marketing capacity. In order to support the initiatives envisioned in our business plan, we intend to raise additional funds through the sale of equity, debt or a combination of the two. Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development, or prospects for development, of competitive technology by others.

Because our common stock is listed on the over-the-counter bulletin board, many investors may not be willing or allowed to purchase it or may demand steep discounts. Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock. If we are unable to raise additional funds when we need them, we may have to severely curtail our operations.

We may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for voice, video and data services.

The opportunity for voice, video and data services in residential, commercial, governmental and educational markets is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. We are currently focused on developing and evaluating technologies and applications associated with voice, video and data services over a fiber network; developing applications to enhance customers’ experiences; and researching and testing technologies used to deliver broadband services, among others. Our future success will depend, in part, on our ability to use leading technologies effectively, to continue to develop our technical expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. We may not be able to adapt quickly enough to changing technology, customer requirements and industry standards. If we fail to use new technologies effectively, to develop our technical expertise and new services or to enhance existing services on a timely basis, either internally or through arrangements with third parties, our product and service offerings may fail to meet customer needs, which would adversely affect our revenues.

We may not be able to successfully implement our broadband strategy, which could adversely affect our ability to grow or sustain revenues and our profitability.

Our broadband, or high-speed, services comprised a substantial portion of our total customer base, and our broadband services have favorably contributed to our overall revenue per subscriber. One component of our strategy for increasing our broadband customer base and revenues is to ensure we can cost-effectively purchase wholesale broadband access. We continue to experience resistance from the regional bell operating companies, “RBOCs,” and cable providers in gaining cost-effective, wholesale access to their networks over which we could provide our high-speed access services. We continue to observe competitive retail pricing by the RBOCs for high-speed access without corresponding declines in the prices for wholesale access, which inhibits our ability to compete on a cost-effective basis. Cable providers have generally resisted granting us wholesale access to their networks to provide high-speed access services and have generally not been required by law to make access available. Our results of operations could be adversely affected if we are unable to maintain or expand our broadband footprint or are unable to obtain wholesale prices that allow us to cost effectively sell our high-speed services. A significant component of our voice, video and data strategy is managing and reducing the costs associated with delivering services, including recurring service costs such as telecommunications and customer support costs as well as costs incurred to add new customers such as sales and marketing. While we believe cost reductions associated with the delivery of our services will contribute positively to overall operating profit margins, our profitability would be adversely affected if we are unable to continue to manage and reduce recurring service costs associated with the delivery of our services and costs incurred to add new broadband customers.

Competitive product, price or marketing pressures could cause us to lose existing customers, or may cause us to reduce our prices for our services, which could adversely impact our revenues.

The voice, video and data services industry is intensely competitive. Some of our competitors have significantly greater financial, technical, manufacturing, marketing and distribution resources, as well as greater experience in the industry than we have. The particular solutions our product lines address can also be addressed by other voice, video and data services by our competitors. Many of these alternatives are widely accepted by potential customers and have a long history of use. Competitors have used and may continue to use aggressive marketing efforts, including significantly discounting the retail price of their services to attract new subscribers. There can be no assurance that in response to these marketing efforts we will not experience increased churn with respect to these services. Increased churn rates indicate customers are discontinuing services, which result in a decrease in our customer base and adversely impacts our revenue. If any of these possibilities occur, it may adversely impact our revenue and subscribers we are able to add. Competition may additionally result in price reductions, reduced gross margins and loss of market share.

Our service offerings may fail to be competitive with existing and new competitors.

Current and prospective competitors include many large companies that have substantially greater market presence, financial, technical, marketing and other resources than we have. We compete directly or indirectly with the following categories of companies:

•	CLECs, such as Qwest;

•	Local, regional, free or value-priced ISPs, such as United Online, Mindspring, Earthlink;

•	National telecommunications companies, such as AT&T and MCI;

•	RBOCs, such as SBC, Verizon, BellSouth and Qwest;

•	Content companies, such as Yahoo! and Vonage, who have expanded their service offerings; and

•	Cable television companies providing broadband access or video on demand, including Comcast, Charter and Cox Communications, Inc.

Competition is likely to continue increasing, particularly as large diversified telecommunications and media companies continue to provide voice, video and data services. Diversified competitors may continue to bundle other content, services and products with Internet access services, potentially placing us at a significant competitive disadvantage.

As competition in the telecommunication market continues to intensify, competitors may merge or form strategic alliances that would increase their ability to compete with us for subscribers. These relationships may negatively impact our ability to form or maintain our own strategic relationships and could adversely affect our ability to expand our customer base.

Service interruptions or impediments could harm our business.

Harmful software programs. Our network infrastructure and the networks of our third-party providers are vulnerable to damaging software programs, such as computer viruses and worms. Certain of these programs have disabled the ability of computers to access the Internet or other services we provide, requiring users to obtain technical support. Other programs have had the potential to damage or delete computer programs. The development and widespread dissemination of harmful programs has the potential to seriously disrupt usage. If usage is significantly disrupted for an extended period of time, or if the prevalence of these programs results in decreased usage of our voice, video or data services, our business could be materially and adversely impacted.

Security breaches.  We depend on the security of our network and, in part, on the security of the network infrastructures of our third-party service providers and our outsourced customer support service providers. Unauthorized or inappropriate access to, or use of, our network, computer systems and services could potentially jeopardize the security of confidential information, including credit card information, of our subscribers and of third parties. Consumers or businesses may use our services to perpetuate crimes in the future. Subscribers or third parties may assert claims of liability against us as a result of any failure by us to prevent these activities. Although we use security measures, there can be no assurance that the measures we take will be successfully implemented or will be effective in preventing these activities. Further, the security measures of our third-party providers may be inadequate. These activities may subject us to legal claims, may adversely impact our reputation, and may interfere with our ability to provide our services, all of which could have a material adverse effect on our business, financial position and results of operations.

Natural disaster or other catastrophic event.  Our operations and services depend on the extent to which our computer equipment and the computer equipment of our third-party providers are protected against damage from fire, flood, earthquakes, power loss, telecommunications failures, break-ins, acts of war or terrorism and similar events. We have technology centers in the U.S. that contain a significant portion of our computer and electronic equipment. These technology centers host and manage our voice, video and data services. Despite precautions taken by us, a natural disaster or other unanticipated problem that impacts our locations could cause interruptions in the services that we provide. Such interruptions in our services could have a material adverse effect on our ability to provide services to our subscribers and, in turn, on our business, financial condition and results of operations.

Network infrastructure.  The success of our business depends on the capacity, reliability and security of our network infrastructure. We may be required to expand and improve our infrastructure and/or purchase additional capacity from third-party providers to meet the needs of an increasing number of subscribers and to accommodate the expanding amount and type of information our customers communicate. Such expansion and improvement may require substantial financial, operational and managerial resources. We may not be able to expand or improve our network infrastructure to meet additional demand or changing subscriber requirements on a timely basis and at a commercially reasonable cost, or at all. As a result, users may be unable to use our services. Inaccessibility, interruptions or other limitations on the ability of customers to access our services due to excessive user demand, or any failure of our network to handle user traffic, could have a material adverse effect on our reputation, which could cause an increase in churn and would adversely impact our revenues.

We and our technology partners may not be able to develop or protect our respective proprietary technologies and may be required to enter licensing arrangements on unfavorable terms.

We regard our trademarks, service marks, copyrights, patents, trade secrets, proprietary technologies and similar intellectual property and those of our technology partners as critical to our success. We rely on trademark, copyright and patent law, trade secret protection, and confidentiality agreements with our employees, customers, partners and others to protect our proprietary rights and our technology partners employ similar practices. The efforts that both we and our technology partners have taken to protect our proprietary rights may not be sufficient or effective. Third parties may infringe or misappropriate either of our copyrights, trademarks, patents and similar proprietary rights. If either we or our technology partners are unable to protect our respective proprietary rights from unauthorized use, our respective brand images may be harmed and our business may suffer.

The protection of trademarks, service marks, copyrights, patents, trade secrets, proprietary technologies and intellectual property may require the expenditure of significant financial and managerial resources. Moreover, we cannot be certain that the steps we or our technology partners take to protect these assets will adequately protect our respective rights or that others will not independently develop or otherwise acquire equivalent or superior technology or other intellectual property rights. Such events could substantially diminish the value of our respective technology and property, which could adversely affect our business.

We may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future.

We may be subject to claims and legal proceedings regarding alleged infringement by us of the patents, trademarks, licenses and other intellectual property rights of third parties. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the imposition of damages that we must pay. We may need to obtain licenses from third parties who allege that we have infringed their rights, but such licenses may not be available on terms acceptable to us or at all. Any of these could result in increases in our operating expenses or could limit or reduce the number of our service offerings.

We may decide to initiate litigation in order to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of our proprietary rights. Any such litigation could result in substantial expense, may reduce our profits, and may not adequately protect our intellectual property rights. In addition, we may be exposed to future litigation by third parties based on claims that our products or services infringe their intellectual property rights. Any such claim or litigation against us, whether or not successful, could result in substantial costs and harm our reputation. In addition, such claims or litigation could force us to do one or more of the following:

•	cease selling or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue;

•	obtain a license from and/or make royalty payments to the holder of the intellectual property right alleged to have been infringed, which license may not be available on reasonable terms, if at all;

•	divert management’s attention from our business;

•
redesign or, in the case of trademark claims, rename our products or services to avoid infringing the intellectual property rights of third parties, which may not be possible and in any event could be costly and time-consuming.

•
Even if we were to prevail, such claims or litigation could be time-consuming and expensive to prosecute or defend, and could result in the diversion of our management’s time and attention. These expenses and diversion of managerial resources could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us.

We believe that our success will depend in large part on our ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. We have experienced significant competition in attracting and retaining personnel who possess the skills that we are seeking. As a result of this competition, we may experience a shortage of qualified personnel. In addition, the loss of any of our key executives could have a material adverse effect on us. Much of our success depends upon the ability of our President and Chief Executive Officer, Paul D. Hamm, to identify, hire and retain senior management, sales, marketing and personnel. The loss of Mr. Hamm or the failure to attract, integrate, motivate and retain additional key employees could adversely impact our business. We do not have key person insurance on the life of Mr. Hamm or any other executive officer or key employee.

Government regulations could force us to change our business practices.

Federal, state and local governments extensively regulate the cable industry and the circuit-switched phone services industry and may begin regulating the Internet services industry. We expect that legislative enactments, court actions and regulatory proceedings will continue to clarify and in some cases change the rights and obligations of cable companies and other entities under the Communications Act and other laws, possibly in ways that we have not foreseen. The results of these legislative, judicial and administrative actions may materially affect our business operations.

Changes in the regulatory environment regarding the Internet and the voice, video and data services that we provide could cause our revenues to decrease and/or our costs to increase. Currently, we are classified as a “telecommunications” provider, and therefore directly regulated by the state and the FCC. We operate our services throughout the U.S. Regulatory authorities at the state level may seek to regulate aspects of our activities as telecommunications services, including Internet access and voice services, such as VoIP. We are also subject to other regulations that govern businesses generally, such as regulations related to consumer protection.

The tax treatment of activities on or relating to the Internet is currently unsettled. A number of proposals have been made at the federal, state and local levels and by foreign governments that could impose taxes on the online sale of goods and services and other Internet activities. Future federal and state laws imposing taxes on the provision of goods and services over the Internet could make it substantially more expensive to operate our business.

Declining levels of economic activity or fluctuations in the use of our services could negatively impact our subscriber growth rates and incremental revenue levels.

Changes in general economic conditions that affect demand for our voice, video and data services could adversely affect our revenues. While the number of subscribers has been rising, the infrastructure may not expand fast enough to meet the increased levels of demand. If use of the voice, video and data services as a medium for commerce declines or grows at a slower rate than we anticipate, our revenues could be lower than expected and our business could be harmed.

We may face risks as we expand our business into international markets.

We currently may explore opportunities to offer our products in foreign markets. If so, we have limited experience in developing and marketing our services internationally, and we may not be able to successfully execute our business model in markets outside the United States. We may face a number of risks inherent in doing business in international markets, including the following:

•	changing regulatory requirements;

•	fluctuations in the exchange rate for the United States dollar;

•	the availability of export licenses;

•	potentially adverse tax consequences;

•	political and economic instability;

•	changes in diplomatic and trade relationships;

•	difficulties in staffing and managing foreign operations, tariffs and other trade barriers;

•	complex foreign laws and treaties;

•	changing economic conditions;

•	difficulty of collecting foreign account receivables;

•	exposure to different legal standards, particularly with respect to intellectual property and distribution of products;

In addition, we would be subject to the Foreign Corrupt Practices Act, which prohibits us from making payments to government officials and others in order to influence the granting of contracts we may be seeking. Our non-U.S. competitors are not subject to this law and this may give them a competitive advantage over us.

To the extent that international operations represent a significant portion of our business in the future, our business could suffer if any of these risks occur.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-KSB for the fiscal year ending December 31, 2006, we will be required to furnish a report by our management on our internal control over financial reporting. The internal control report must contain (i) a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting, (ii) a statement identifying the framework used by management to conduct the required evaluation of the effectiveness of our internal control over financial reporting, (iii) management’s assessment of the effectiveness of our internal control over financial reporting as of the end of our most recent fiscal year, including a statement as to whether or not internal control over financial reporting is effective, and (iv) a statement that the Company’s independent auditors have issued an attestation report on management’s assessment of internal control over financial reporting.

In order to achieve compliance with Section 404 of the Act within the prescribed period, we will need to engage in a process to document and evaluate our internal control over financial reporting, which will be both costly and challenging. In this regard, management will need to dedicate internal resources, engage outside consultants and adopt a detailed work plan to (i) assess and document the adequacy of internal control over financial reporting, (ii) take steps to improve control processes where appropriate, (iii) validate through testing that controls are functioning as documented and (iv) implement a continuous reporting and improvement process for internal control over financial reporting. We can provide no assurance as to our, or our independent auditors’, conclusions at December 31, 2006 with respect to the effectiveness of our internal control over financial reporting under Section 404 of the Act. There is a risk that neither we nor our independent auditors will be able to conclude at December 31, 2006 that our internal controls over financial reporting are effective as required by Section 404 of the Act.

During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

RISKS RELATED TO OUR OUTSTANDING SECURITIES

The sale of the shares of our common stock acquired in private placements could cause the price of our common stock to decline.

The shares being registered on this prospectus were sold to or underlie derivative securities sold to the selling stockholders in a private placement that closed on February 22, 2005. In the private offering we issued a total of $1,425,000 principal amount of 8% senior secured convertible notes due February 22, 2007. The financing further included warrants to purchase an aggregate of 1,597,529 shares of our common stock and two additional investment rights entitling the holders to purchase from us up to an additional $2,850,000 of 8% senior secured convertible notes and warrants to purchase an aggregate of 3,195,058 shares of our common stock. As required under the terms of that transaction, we are required to file this registration statement with the United States Securities and Exchange Commission under which the selling stockholders may resell to the public common stock acquired upon the conversion of the notes, as well as common stock acquired upon the exercise of the warrants and other investment rights held by them.

The selling stockholders under this prospectus may sell none, some or all of the shares of common stock acquired from us, as well as common stock acquired upon the exercise of the warrants and investment rights held by them. We have no way of knowing whether the selling stockholders will sell the shares covered by the prospectus. Depending upon market liquidity at the time, a sale of shares covered by the registration statement at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this prospectus, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The large number of shares underlying the derivative securities we issued in our recent private placement may be available for future sale and the sale of these shares may depress the market price of our common stock.

The issuance of common stock to the investors in our recent private placement upon the conversion or exercise of the derivative securities that they hold may cause downward pricing pressure and will dilute our stockholders’ percentage of ownership. The convertible promissory notes sold in the offering are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $0.892 per share, which was 70% of the average closing market price of the common stock on the over-the-counter bulletin board for the 20 trading days prior to the closing of the transaction. In addition, the sale of the common stock issued upon the exercise of the related warrants and additional investment rights issued to the investors will also place downward pricing pressure on our common stock.

We also expect to pay 8% annual interest on the convertible promissory notes, payable semi-annually in cash or at our option (subject to the satisfaction of certain conditions) in shares of our common stock valued at 85% of the volume weighted average price of a common stock for the 20 trading days prior to the payment date. This will further dilute our stockholders ownership and put additional downward pricing pressure on the common stock.

The issuance of shares of our common stock upon conversion of the convertible notes and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of the convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the stock at a price lower than the current market prices. Although the selling stockholders may not convert their convertible notes and/or exercise their warrants if such conversion or exercise would cause them to beneficially own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings, selling the shares obtained and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit.

We have increased the amount of our secured indebtedness as a result of our recent private placement of convertible secured promissory notes.

All of our material assets have been pledged as collateral for the $1,425,000 in principal amount of the convertible promissory notes that we sold in our recent private placement. In addition to the security interest in our assets, the promissory notes carry substantial covenants that impose significant requirements on us, including, among others, requirements that:

•	we pay principal and other charges on the promissory notes when due and we pay interest semi-annually in arrears beginning June 30, 2005;

•	we use the proceeds from the sale of the promissory notes only for permitted purposes;

•
while the promissory notes are outstanding, if we issue equity or equity linked securities at a price lower than the conversion price then the conversion price of the promissory notes will be reduced to the same price. If we issue any variable priced equity securities or variable price equity linked securities, then the conversion price of the promissory notes will be reduced to the lowest issue price applied to those securities;

•
we keep reserved out of our authorized shares of common stock sufficient shares to satisfy our obligation to issue shares on conversion of the promissory notes and the exercise of the related warrants and other investment rights issued in connection with the sale of the promissory notes;

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if we do not achieve revenues of at least $4,000,000 for calendar year 2005, the conversion price of the promissory notes will be adjusted to 85% of the volume weighted average closing market price of the common stock on the over-the-counter bulletin board for the 20 trading days prior to the release of the calendar 2005 financial statements, but in no event higher than the initial conversion price of $.892. The conversion price is also subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below the initial conversion price of $.892 per share, subject to adjustment as set forth above;

•
we file a registration statement with the SEC by April 25, 2005, registering the shares of common stock issuable upon the conversion of the promissory notes and the exercise of the related warrants. If we fail to file the registration statement on a timely basis, or if it is not declared effective by the SEC within a maximum of 120 days from the filing date, we are required to pay to the investors liquidated damages equal to 2.0% of the amount invested and shall pay to the investors liquidated damages equal to 1.0% of the amount invested for each subsequent 30-day period; and

•
we shall not, directly or indirectly, (i) redeem, purchase or otherwise acquire any capital stock or set aside any monies for such a redemption, purchase or other acquisition or (ii) issue any floating price security with a floor price below the conversion price.

Our ability to comply with these provisions may be affected by changes in our business condition or results of our operations, or other events beyond our control. The breach of any of these covenants could result in a default under the promissory notes, permitting the holders of the promissory notes to accelerate their maturity and to sell the assets securing them. Such actions by the holders of the promissory notes could cause us to cease operations or seek bankruptcy protection.

If we are required for any reason to repay the promissory notes, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the promissory notes, if required, could result in legal action against us, which could require the sale of substantial assets.

The promissory notes are due and payable on February 22, 2007 unless sooner converted into shares of our common stock. In addition, any event of default as described in the promissory notes could require the early repayment of the notes including a default interest rate of 18% on the outstanding principal balance of the promissory notes if the default is not cured with the specified grace period. We anticipate that the full amount of the promissory notes, together with accrued interest will be converted into shares of our common stock, in accordance with the terms of the promissory note. If we are required to repay the promissory notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the promissory notes when required, the promissory noteholders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

There may be volatility in our stock price.

The trading price of our common stock on the over-the-counter bulletin board has been and continues to be subject to wide fluctuations. The trading price of our common stock has closed as low as $0.32 per share and as high as $2.26 per share in the last twelve months. The market price of the common stock could be subject to significant fluctuations in response to various factors and events, including, among other things, the depth and liquidity of the trading market of the common stock, quarterly variations in actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions. In addition, the stock market from time to time experienced significant price and volume fluctuations, which may be unrelated to the operating performance of particular companies. As a result of the foregoing, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9, which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require a broker or dealer to approve a person’s account for transactions in penny stocks and that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

If we fail to remain current on our reporting requirements, we could be removed from the over-the-counter bulletin board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the over-the-counter bulletin board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13 in order to maintain price quotation privileges on the over-the-counter bulletin board.

If we fail to remain current on our reporting requirements, we could be removed from the over-the-counter bulletin board. As a result, the market liquidity for our securities could be severely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market

Stock prices of technology companies have declined precipitously at times in the past and the trading price of our common stock is likely to be volatile, which could result in substantial losses to investors.

The trading price of our common stock has fluctuated significantly in the past and could continue to be volatile in response to factors including the following, many of which are beyond our control:

•	variations in our operating results;

•	announcements of technological innovations or new services by us or our competitors;

•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

•	our failure to meet analysts’ expectations;

•	changes in operating and stock price performance of other technology companies similar to us;

•	conditions or trends in the technology industry;

•	additions or departures of key personnel; and

•	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations that are unrelated to the operating performance of companies with securities trading in those markets. These fluctuations, as well as political events, terrorist attacks, threatened or actual war, and general economic conditions unrelated to our performance, may adversely affect the price of our common stock. In the past, securities holders of other companies often have initiated securities class action litigation against those companies following periods of volatility in the market price of those companies’ securities. If the market price of our stock fluctuates and our stockholders initiate this type of litigation, we could incur substantial costs and experience a diversion of our management’s attention and resources, regardless of the outcome. This could materially and adversely affect our business, prospects, financial condition, and results of operations.

Provisions in our corporate charter and under Delaware law are favorable to our directors.

Pursuant to our certificate of incorporation, members of our management and board of directors will have no liability for violations of their fiduciary duty of care as officers and directors, except in limited circumstances. This means that you may be unable to prevail in a legal action against our officers or directors even if you believe they have breached their fiduciary duty of care. In addition, our certificate of incorporation allows us to indemnify our officers and directors from and against any and all expenses or liabilities arising from or in connection with their serving in such capacities with us. This means that if you were able to enforce an action against our directors or officers, in all likelihood we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay.

Certain provisions of Delaware General Corporation Law and in our charter, as well as our current stockholder base may prevent or delay a change of control of our company.

Under the Delaware General Corporation Law, which we are subject to, it will be more difficult for a third party to take control of our company and may limit the price some investors are willing to pay for shares of our common stock. Furthermore, our certificate of incorporation authorizes the issuance of preferred stock without a vote or other stockholder approval. Finally, a majority of our outstanding common stock is held by insiders. Without a disparate stockholder base or a fluid aggregation of stockholders, it will be more difficult for a third-party to acquire our company without the consent of the insiders.

RISKS RELATED TO THE INTERNET

We may not be able to adapt as the Internet market changes.

Our failure to respond in a timely manner to changing market conditions or client requirements could have a material adverse effect on our business, prospects, financial condition, and results of operations. The Internet is characterized by:

•	rapid technological change;

•	changes in advertiser and user requirements and preferences;

•	frequent new product and service introductions embodying new technologies; and

•	the emergence of new industry standards and practices that could render our existing service offerings, technology, and hardware and software infrastructure obsolete.

In order to compete successfully in the future, we must

•	enhance our existing services and develop new services and technology that address the increasingly sophisticated and varied needs of our prospective or current customers;

•	license, develop or acquire technologies useful in our business on a timely basis; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

Our future success may depend on continued growth in the use of the Internet and Internet -based services.

Because the Internet is a rapidly evolving industry, the ultimate demand and market acceptance for our services will be subject to a high level of uncertainty. Significant issues concerning the commercial use of the Internet and online service technologies, including security, reliability, cost, ease of use, and quality of service, remain unresolved and may inhibit the growth of Internet business solutions that use these technologies. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Our business, prospects, financial condition, and results of operations would be materially and adversely affected if the use of the Internet and other online services does not continue to grow or grows more slowly than we expect.

We may be required to keep pace with rapid technological change in the Internet industry.

In order to remain competitive, we will be required continually to enhance and improve the functionality and features of our existing services, which could require us to invest significant capital. If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technologies, and systems may become obsolete. We may not have the funds or technical know-how to upgrade our services, technology, and systems. If we face material delays in introducing new services, products, and enhancements, our customers may forego the use of our services and select those of our competitors, in which event our business, prospects, financial condition and results of operations could be materially and adversely affected.

Regulation of the Internet and Internet-based services may adversely affect our business.

Due to the increasing popularity and use of the Internet and online services, federal, state, local, and foreign governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet and other online services. These laws and regulations may affect issues such as user privacy, pricing, content, taxation, copyrights, distribution, and quality of products and services. The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, and taxation, apply to the Internet. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business via the Internet. Any new legislation could hinder the growth in use of the Internet generally or in our industry and could impose additional burdens on companies conducting business online, which could, in turn, decrease the demand for our services, increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition, and results of operations.

Our business could be negatively impacted if the security of the Internet becomes compromised.

To the extent that our activities involve the storage and transmission of proprietary information about our customers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. Our security measures may not prevent security breaches. Our failure to prevent these security breaches or a misappropriation of proprietary information may have a material adverse effect on our business, prospects, financial condition, and results of operations.

Our technical systems could be vulnerable to online security risks, service interruptions or damage to our systems.

Our systems and operations may be vulnerable to damage or interruption from fire, floods, power loss, telecommunications failures, break-ins, sabotage, computer viruses, penetration of our network by unauthorized computer users and “hackers,” natural disaster, and similar events. Preventing, alleviating, or eliminating computer viruses and other service-related or security problems may require interruptions, delays or cessation of service. We may need to expend significant resources protecting against the threat of security breaches or alleviating potential or actual service interruptions. The occurrence of such unanticipated problems or security breaches could cause material interruptions or delays in our business, loss of data, or misappropriation of proprietary or customer-related information or could render us unable to provide services to our customers for an indeterminate length of time. The occurrence of any or all of these events could materially and adversely affect our business, prospects, financial condition, and results of operations.

If we are sued for content distributed through, or linked to by, our website or those of our customers, we may be required to spend substantial resources to defend ourselves and could be required to pay monetary damages.

We aggregate and distribute third-party data and other content over the Internet. In addition, third-party websites are accessible through our website or those of our customers or affiliates. As a result, we could be subject to legal claims for defamation, negligence, intellectual property infringement, and product or service liability. Other claims may be based on errors or false or misleading information provided on or through our website or websites of our customers or affiliates. Other claims may be based on links to sexually explicit websites and sexually explicit advertisements. We may need to expend substantial resources to investigate and defend these claims, regardless of whether we successfully defend against them. In addition, implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our content to users.

This prospectus may contain forward looking statements that may prove to be inaccurate.

Information in this prospectus contains “forward-looking statements.” These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, fluctuations in currency exchange rates or interest rates, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders. All of the net proceeds from the sale of our common stock will go to the selling stockholders. However, we will receive the proceeds from any exercise of warrants issued or issuable to the selling stockholders.

We anticipate that any proceeds from the exercise of warrants by the selling stockholders will be used for general corporate purposes, which may include but are not limited to working capital, capital expenditures, acquisitions and the repayment or refinancing of our indebtedness.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

OUR COMMON STOCK

Our common stock trades publicly on the over-the-counter bulletin board under the symbol “EDVO.” The over-the-counter bulletin board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. The over-the-counter-bulletin board securities are traded by a community of market makers that enter quotes and trade reports. This market is extremely limited and any prices quoted are not a reliable indication of the value of our common stock.

The following table sets forth the quarterly high and low bid prices per share of our common stock by the over-the-counter bulletin board during the last two fiscal years. The quotes represent inter-dealer quotations, without adjustment for retail mark-up, markdown or commission and may not represent actual transactions. The trading volume of our securities fluctuates and may be limited during certain periods. As a result of these volume fluctuations, the liquidity of an investment in our securities may be adversely affected.

Fiscal Year	Quarter Ended	High	Low

2005	March 31, 2005	$1.67	$1.03

2004	March 31, 2004	$0.46	$0.15
	June 30, 2004	$0.28	$0.05
	September 30, 2004	$0.80*	$0.02*

2003	December 31, 2004	$2.26	$0.51
	March 31, 2003	$1.55	$0.30
	June 30, 2003	$0.95	$0.45
	September 30, 2003	$1.95	$0.43
	December 31, 2003	$0.58	$0.26

* On September 23, 2004, the Company effected a 16-for-1 reverse stock split. For a more detailed discussion of this reverse stock split and recent steps taken by the Company to address certain oversights in connection with that corporate action see Management’s Discussion and Analysis - Recent Developments.

HOLDERS OF RECORD

On March 31, 2005, there were approximately 1,600 holders of record of our common stock according to our transfer agent. The Company has no record of the number of shareholders who hold their stock in “street” name with various brokers.

DIVIDENDS

We have never paid a cash dividend on our common stock nor do we anticipate paying cash dividends on our common stock in the near future. It is our present policy not to pay cash dividends on the common stock but to retain earnings, if any, to fund growth and expansion. Under Delaware law, a company is prohibited from paying dividends if the company, as a result of paying such dividends, would not be able to pay its debts as they become due, or if the company’s total liabilities and preferences to preferred shareholders exceed total assets. Any payment of cash dividends on our common stock in the future will be dependent on our financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors our board of directors deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For a description of our significant accounting policies and an understanding of the significant factors that influenced our performance during the fiscal year ended December 31, 2004, this “Management’s Discussion and Analysis” should be read in conjunction with the Consolidated Financial Statements, including the related notes.

FORWARD-LOOKING STATEMENTS

This portion of this prospectus includes statements that constitute “forward-looking statements.” These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this portion of the prospectus include, but are not limited to the Company’s (i) expectation that certain of its liabilities listed on the balance sheet under the headings “Accounts Payable,” “Accrued Liabilities” and “Note Payable” will be retired by issuing stock versus cash during the next 12 months; (ii) expectation that it will continue to devote capital resources to fund continued development of voice, video and data services and IP open standard architecture and maintain and grow existing marketing capacity; (iii) expectation that it will execute employment agreements with certain executive officers in the next fiscal quarter; (iv) anticipation that it will incur significantly less capital expenditures for broadband fiber infrastructure as a result of its new emphasis as a distributor of IP-based content and services to existing broadband network and service providers; (v) anticipation that it will incur significantly more capital expenditures as it expects to procure new equipment and software systems to be installed into existing network facilities that will accommodate the delivery of content and services over its network or the network of its partners; (vi) anticipation of acquiring credit or leasing facilities by a third party in order to finance new equipment expenditures; and (vii) anticipation of a significant increase in operational and SG&A costs as it accelerates the development and launch of new operations in 2005.

Forward-looking statements involve risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Factors and risks that could affect our results and achievements and cause them to materially differ from those contained in the forward-looking statements include those identified in the section titled “Risk Factors,” as well as other factors that we are currently unable to identify or quantify, but that may exist in the future.

In addition, the foregoing factors may affect generally our business, results of operations and financial position. Forward-looking statements speak only as of the date the statement was made. We do not undertake and specifically decline any obligation to update any forward-looking statements.

EXECUTIVE OVERVIEW

As we embark upon a new year and a new stage in Endavo’s development, we are faced with a number of challenges. However, we believe we have made significant progress during the last few months and further believe that we have repositioned ourselves with a view toward the launch of new strategic plans. We are confident that we can accomplish our interrelated objectives and believe our new plans will help us create a robust and differentiated product set and delivery/management model.

During the fourth quarter of 2004, we focused primarily on consolidating our previous local operations in Utah and restructuring our balance sheet and capitalization in order to position ourselves to attract equity capital. We quickly realized some of the key challenges in executing these activities, primarily, the lack of capital. We needed to acquire and install new equipment at the new community data center in Orem, Utah in order to accommodate new switching and connectivity requirements for our customers. For initial installments, we were able to acquire a significant amount of equipment through our strategic partnerships, rather than purchasing it all ourselves in the retail markets. This helped conserve precious capital.

There will be other issues that will emerge that will require our attention and ingenuity if we are to be successful in delivering IP-based content. These include foreseeable challenges such as digital rights management, or “DRM,” franchise rights, state and federal regulatory issues and issues related to the taxation of Internet services. Although we believe that the market will ultimately be characterized more by the need to spread opportunity and information than to protect manufacturers of content and established interests, we do recognize that we may need to become more sensitive to DRM issues at some point. We can relieve many of these potential pressures by leveraging partners that are already solving these issues. We also think the “local” delivery nature of the multicast model, as opposed to broadcast, will help us circumvent some of these issues, at least at the outset.

We will confront our challenges as they emerge. However, we believe that we remain ahead of the market in terms of our vision of “convergence” and that we have a unique window of opportunity to lead the market in terms of our product set and our ability to locally deliver integrated digital services to wide array of broadband customers.

Our key attributes are our small size and our reference base of existing customers that have been receiving “triple play” services from us for some time. Being a small company means that our planned changes in the strategy can quickly make meaningful impact on results without a major overhaul if we are successful in implementation.

RECENT DEVELOPMENTS

Private Placement

On February 22, 2005, we consummated a private placement of $1,425,000 principal amount of our 8% Senior Secured Convertible Notes and related securities, including common stock warrants and additional investment rights. Specifically, this transaction may ultimately result in gross proceeds to us of $4.275 million if both the additional investment rights are exercised in full.

We have agreed to file a registration statement with the Securities and Exchange Commission prior to April 25, 2005, registering the shares of common stock issuable upon conversion of the 8% Senior Secured Convertible Notes, exercise of the warrants, and the shares related to the additional investment rights if they are exercised in the future. If we fail to file the registration statement by April 25, 2005, or if it is not declared effective by the Securities and Exchange Commission within 120 days from the filing date, we are required to pay to the investors liquidated damages equal to 2.0% of the amount invested and shall pay to the investors liquidated damages equal to 1.0% of the amount invested for each subsequent 30-day period.

We engaged H. C. Wainwright & Co., Inc., as the exclusive placement agent in connection with the private placement. Under our agreement with Wainwright we paid them a cash fee of $121,750 (9% of the gross proceeds of the financing plus a non-accountable cash allowance of 2% of the gross proceeds, less any legal fees payable to counsel to the investors). We paid the investors $35,000 for the legal fees they incurred in connection with this transaction, which was included in the H.C. Wainwright fee calculation. In addition, we issued to Wainwright, warrants to purchase 239,630 shares of common stock at $.89 and 239,630 shares of common stock at $1.27. The warrants have the same terms as the warrants issued to the investors. In addition, we agreed to pay to Wainwright, a cash fee of 8% of the aggregate consideration received by us from the exercise of any warrants.

Reverse Stock Split

We recently took steps to address an oversight in an earlier attempt to effect a combination of our common stock through a reverse stock split. We intended to consummate a 1-for-16 reverse stock split of our common stock in September 2004. Our books and records and those of our transfer agent have continually reflected this transaction as contemplated. However, we discovered that an amendment to our certificate of incorporation was not properly filed at the time. Accordingly, we have taken the appropriate steps to rectify this oversight. The certificate of amendment to our certificate of incorporation, which we intend to file with the Delaware Secretary of State, will only effect those shares that were outstanding as of September 23, 2004, the original effective date of the intended reverse stock split. Accordingly, these efforts should not have any effect on the current holders of our common stock.

Preferred Stock Exchange

In September 2004, prior to the effectiveness of the 1-for-16 reverse stock split discussed above, certain shareholders exchanged 36,646,158 shares of common stock for 3,821,197 shares of our newly created Series A Preferred Stock.

The Series A Preferred Stock was not effected by the subsequent reverse stock split also effected in September 2004 and, therefore, each share of Series A Preferred Stock is convertible into 9.6 shares of our common stock at any time after September 2005, which is the one year anniversary of their issuance.

The shares of Series A Preferred Stock do not have a stated dividend rate and have a liquidation preference of $.001 per share. Each share is also entitled to vote with the common shareholders as if such share had converted to common.

CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. As such, in accordance with the use of accounting principles generally accepted in the United States of America, our actual realized results may differ from management’s initial estimates as reported. A summary of our significant accounting policies are detailed in the notes to the financial statements, which are an integral component of this filing.

We identified our most critical accounting policies to be related to revenue recognition, allowance for doubtful accounts, asset valuation and accounting for stock options. A complete list of our accounting policies is contained in Note 1 to the notes of the consolidated financial statements. The following summarizes critical estimates made by management in the preparation of the financial statements.

Revenue Recognition. Revenue is recognized when a valid contract or purchase order has been executed or received, services have been performed or product has been delivered, the selling price is fixed or determinable, and collectability is reasonably assured. Payments received prior to performance are recorded as deferred revenue. We enter into long-term service contracts in which we receive payments for initial equipment installation. These revenues are typically deferred over the life of the service term. Equipment installations relating to residential monthly contracts are recognized when installed.

Allowance for Doubtful Accounts. Financial instruments that potentially subject us to concentration of credit risk consist primarily of trade receivables. In the normal course of business, we provide on-going credit evaluations of our customers and maintain allowances for possible losses, which, when realized, have been within the range of management’s expectations. Management assesses its estimates of uncollectible accounts based on age of receivables and direct negotiations with our customers if disputes arise.

Impairment of Long-lived Assets. We review our long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. We evaluate, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. We use an estimate of future undiscounted net cash flows of the related asset or group of assets over their estimated remaining life in measuring whether the assets are recoverable.

Accounting for Stock-based Compensation. We account for stock-based compensation issued to employees and directors under Accounting Principles Board Opinion, or “APB,” No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under APB No. 25, compensation related to stock options, if any, is recorded if an option’s exercise price on the measurement date is below the fair value of the Company’s common stock and amortized to expense over the vesting period. Compensation expense for stock awards or purchases, if any, is recognized if the award or purchase price on the measurement date is below the fair value of the common stock and is recognized on the date of award or purchase. Statement of Financial Accounting Standards, or “SFAS,” No. 123, “Accounting for Stock Based Compensation,” requires pro forma information regarding net loss and net loss per common share as if the Company had accounted for its stock options granted under the fair value method.

We account for stock-based compensation issued to persons other than employees using the fair value method in accordance with SFAS No. 123 and related interpretations. Under SFAS No. 123, stock-based compensation is determined as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for these issuances is the earlier of either the date at which a commitment for performance by the recipient to earn the equity instruments is reached or the date at which the recipient’s performance is complete.

RESULTS OF OPERATIONS

Our operating results showed a significant decrease in revenues and other areas of financial performance for the year ended 2004.

Summary of Operations
	2004	2003

Revenues	$178,000	$431,000
Cost of Revenue	419,000	511,000
Gross (Loss)	(241,000)	(80,000)
Selling, General and Administrative Costs	(3,283,000)	(3,868,000)
Operating (Loss)	(4,154,000)	(3,948,000)
Other Income (Expense)	(1,149,000)	(348,000)
Loss From Litigation Settlements	(213,000)	--
Loss From Impairment of Assets	(417,000)	--
Net (Loss)	$(5,303,000)	$(4,296,000)

Our revenues decreased 58.7% in 2004 compared to 2003. At the same time, our cost of revenues also declined; however, it increased dramatically as a percentage of revenue from 235% in 2004 compared to 119% in 2003. Selling, general and administrative costs declined slightly in 2004 as compared to 2003 but increased sharply as a percentage of revenues.

Revenues

Our revenues decreased to $178,000 in 2004 from $431,000 in 2003. This was due in large part to a decline in service revenue, which comprises the majority of our revenue, to $174,000 in 2004 from $370,000 in 2003. This decrease in service revenue is the result of a lack of new service agreements during 2004 and the termination of service agreements with certain commercial and residential customers during the same period. In the third and fourth quarters of 2004, we received minimal revenues from residential service agreements that we maintained as we focused on our corporate restructure and redirection of our business plans.

Cost of Revenues and Gross Margins

Our cost of revenues decreased slightly to $419,000 in 2004 from $511,000 in 2003, a decrease of 18%. This was the result of the elimination of expenses associated with labor and equipment in 2004 compared to a combined expenses for those items in 2003 of approximately $110,000, offset by an increase in expenses associated with the provision of services. We also discontinued our agreements with our telecommunications and network bandwidth provider, which represented a significant percentage of our cost of revenues, as we switched to a new lower cost bandwidth provider and began providing VoIP services to our residential customers directly from our new local facility in Orem, Utah.

Our gross margin on sales in 2004 was $(241,000) compared to a gross margin of $(80,000) in 2003. This increased negative margin was primarily due to high bandwidth costs relating to the addition of new residential and commercial customers in 2003 and maintained during the majority of 2004 and also due to the decline in high margin equipment sales. We had limited revenues from equipment sales in 2004.

Selling, General and Administrative Costs

Selling, general and administrative costs decreased to $3,496,000 in 2004 compared to $3,868,000 in 2003. These costs decreased primarily due to a significant reduction in costs associated with professional services from $2,403,000 in 2003 to $1,517,000 in 2004 and the reduction of bad debt expense, offset by a dramatic increase in payroll expense from $984,000 in 2003 to $1,351,000 in 2004. The increase in payroll expense came largely in the form of non-cash compensation for consulting services rendered in connection with our corporate restructure and redirection of our business plan in the third and fourth quarters of 2004.

Selling, General and Administrative
	2004	2003

Payroll Expenses	$984,000	$556,000

Contract Labor	284,000	121,000
Deferred Payroll Expense	83,000	307,000
Office Expense	43,000	53,000
Professional Services	1,517,000	2,403,000
Travel	165,000	84,000
Bad Debt	35,000	149,000
Depreciation	158,000	77,000
Other	227,000	118,000
Total	$3,496,000	$3,868,000

Other Income (Expense)

	2004	2003

Interest expense	$1,159,000	$349,000
Other	10,000	1,000
Total	$1,149,000	$348,000

Other expenses increased significantly in 2004 from 2003 largely due to interest expenses related to certain loans made to the company made by third party.

LIQUIDITY AND CAPITAL RESOURCES

In 2004, we consolidated our operations in order to focus on our new business plan. As a result, we do not currently have substantial revenues to fund ongoing operations and, therefore, rely upon best-efforts third party funding from individual accredited and institutional investors. We do not have any significant credit facilities available with financial institutions or other third parties. During 2004, we financed operations through the sale of equity and debt securities. Though we have been successful at raising capital on a best efforts basis in the past, we can provide no assurance that we will be successful in any future funding efforts. If we are unable to either obtain financing from external sources or generate internal liquidity from operations in the future, we may need to curtail operations.

Current assets for 2004 totaled approximately $53,000 as compared to $245,000 reported for 2003. During 2004, we received net proceeds of $1,773,000 through the issuance of convertible promissory notes, through the exercise of common stock warrants and the sale of common stock.

We expect that certain of our liabilities listed on the balance sheet under the headings “Accounts Payable,” “Accrued Liabilities” and “Note Payable” will be retired by issuing stock versus cash during the next 12 months. We may also retire certain liabilities.

We anticipate that we will incur significantly less capital expenditures for broadband fiber infrastructure as a result of our new emphasis as a distributor of IP-based content and services to existing broadband network and service providers. Historically, we built out fiber-to-the-premise networks, thereby incurring significant capital resources. Until we achieve substantial revenues or profitability over several quarters, we must be considered as a start-up entity. We have also reduced our operations and SG&A costs as a result of consolidating our historical operations. Going forward, however, we anticipate that we will incur significantly more capital expenditures as we expect to procure new equipment and software systems to be installed into existing network facilities that will accommodate the delivery of content and services over our network or the network of our partners. We anticipate acquiring credit or leasing facilities by a third party in order to finance new equipment expenditures but can provide no assurance that we will be successful. We also anticipate a significant increase in operational and SG&A costs, as we accelerate the development and launch of new operations in 2005.

GOING CONCERN

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern that contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Our general business strategy is unproven, and we have only recently begun to record revenues. To date, we have relied primarily on the sale of our equity and debt securities to fund our operations. We have incurred losses since our inception and we continue to incur legal, accounting, and other business and administrative expenses. Our auditor has therefore recognized that there is substantial doubt about our ability to continue as a going concern.

OFF-BALANCE SHEET ARRANGEMENTS

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

EFFECT OF INFLATION AND CHANGES IN PRICES

We do not believe that inflation and changes in price will have a material effect on operations.

BUSINESS

CORPORATE HISTORY

Endavo Media and Communications, Inc., a Delaware corporation (“Endavo,” the “Company,” “we,” “us” or “our”), is headquartered in Salt Lake City, Utah. We provide integrated broadband services, including voice, video and data services to residential customers through Internet Protocol, or “IP,” based networks. We are also targeting commercial and municipal concerns. Our website is www.endavo.com. Any information contained on our website or any other websites referenced on our website or in this Annual Report are not a part of this Annual Report.

We were originally incorporated as Ceristar, Inc. in December 1999. On September 10, 2002, we entered into a merger with a subsidiary of Planet Resources, Inc., a Delaware corporation, in which Ceristar survived the merger and became a wholly owned subsidiary of Planet and all of our issued and outstanding common and preferred stock was exchanged for Planet’s common stock. Accordingly, as a result of the merger, we succeeded to the ownership of Planet, which was now a holding company, and continued to operate our business through Ceristar, now a wholly-owned subsidiary of Planet. Prior to the merger, Planet had no operations for two years. Subsequent to the merger, we changed our name to Endavo Media and Communications, Inc. in order to more accurately reflect the new direction of the Company and our operating subsidiary became Susquina, Inc.

BUSINESS DESCRIPTION

Historically, we have provided bundled broadband services, including high-speed Internet services, cable television and Voice over Internet Protocol, or “VOIP,” to residential and commercial customers through fiber-based community networks and over fiber-to-the-premises, or “FTTP.” We plan to continue delivering Internet Protocol, or “IP,” voice, video and data services to our current residential customer base in Utah and also to operate, support and expand our network facilities in both our local and other potential markets. However, our new business plan also includes the development of a distribution and transaction management system over a national IP Multicast network services delivery system that will enable the distribution of digital entertainment and communications services to connected customers and communities. We call this distribution and transaction management system the Endavo EcoSystem™.

Once our technologies and products are sufficiently developed and tested, we plan to market our “d-commerce marketplace” of digital services and content, on a wholesale and retail basis, to defined groups of customers. We define the d-commerce marketplace as any product or service that can be delivered over an IP network. This includes individual pieces of media, such as movies, music, books or images, and complete digital services, such as VoIP and secure instant messages. We intend to initially target our marketing efforts toward geographical markets located within close proximity to, or already connected to, our national fiber network and that have existing local or metropolitan fiber network infrastructure.

MARKET OPPORTUNITY

The convergence of voice, video and data in today’s marketplace is being facilitated by the maturation of certain IP technologies that allow these types of transmissions to be “digitized” into data packets and transported over common data networks. Traditionally, voice, video and data services have been provided via multiple delivery systems or networks, and, until recently, via separate service providers. For example, traditional telephone vendors formerly provided (i) call termination over copper wires; (ii) television over broadcast antenna, encoded cable or satellite receivers; and (iii) data services over the Internet by Internet Service Providers, or “ISPs.” In today’s marketplace, many incumbent service providers find themselves competing to offer customers bundled voice, video, and data services, known as the “triple play.” With the proliferation of broadband, along with the convergence of voice, video and data to IP, the triple play has become increasingly popular in the United States.

We believe that as IP technologies evolve, many of the current differences between cable television signals, phone transmissions and Internet data will converge until all broadband communications become IP-based, although there is no assurance that such results will occur. There are a number of dynamics existing in today’s environment that we believe are restricting the growth of the U.S. broadband market. The incumbent telephone and cable providers have found themselves in a regulatory battle to protect their turf and legacy systems. Because the natural focal point for competition among large providers is the larger markets, small-to-mid-sized markets are often left underserved. This leaves few available alternatives for next-generation technologies and services for the smaller markets. Conversely, the Internet is a hotbed market for new services, products and applications. However, the Internet is potentially overwhelming to the average consumer and does not provide them with a sufficient level of quality of service or confidence.

OUR CORPORATE VISION AND MISSION

At this point in time, the d-commerce space is not well defined. Our strategy is to define (or redefine) that space and declare ourselves a leader in d-commerce. We envision a paradigm shift in which communication and entertainment evolve very rapidly. We intend to facilitate that evolution by bringing together key enabling technologies and an effective and profitable distribution system that will provide a marketplace for digital content and services representing clearly defined value to the consumer marketplace.

Our mission is to become the leading provider of managed distribution solutions for digital entertainment, data and voice products that are deliverable to our customers over broadband networks. We believe that to achieve our vision of becoming a leader in the d-commerce space, we continually will need to refine our core management and distribution services and expand our offerings of content and services in order to differentiate ourselves within the marketplace. We have identified certain key elements to increase our market presence and growth strategy:

•
Attract buyers and sellers to our marketplace by offering buyers selection, choice, control, value, security, convenience and entertainment, and offering sellers managed delivery of products, efficient distribution and marketing, logistics, operations systems support and opportunity to increase sales;

•	Continually refine and develop our message and brand;

•	Make strategic investments; and

•	Build shareholder value through innovation, operational efficiency and financial performance.

BUSINESS STRATEGY

We are uniting forms of entertainment and communications services into a converged, all IP distribution and management system. We are enabling the delivery of those services over a national IP Multicast network to local broadband communities. We have combined all these components to provide an end-to-end, “trusted” services system that guarantees delivery, quality of service and accountability throughout the network from content and applications to end-users.

Our business model is built around an open but managed network utilizing standard interfaces, equipment and protocols that facilitates the integration and efficient distribution of any certified product or service across the entire network. Through this open platform, a robust and differentiated menu of integrated IP content and services can be sent to the end user and delivered over multiple qualified devices that communicate and perform different or interrelated functions. The non-proprietary nature of our system allows for scalability, interoperability, mesh redundancy and easy insertion of next-generation services, applications and technologies.

PRODUCTS AND SERVICES

The Endavo EcoSystem

Our EcoSystem concept is an open software platform designed to accommodate many suppliers selling symbiotic voice, video and data products and services. Using software standards, such as Session Initiated Protocol, different types of IP-based content can be integrated, distributed and managed together in a completely automated environment. Our EcoSystem model allows integrated content to be delivered through a single broadband network to anyone or everyone connected. Once physically connected to Endavo or through the Internet, service providers and broadband communities will have access to an entire marketplace of individual or bundled IP-based products aggregated from multiple independent providers across the digital content and services spectrum.

The EcoSystem is comprised of the following basic components:

•	An integration and distribution platform used to translate all content and applications into common signals and protocols enabling unified transmission over a single IP network;

•
An IP multicast stream delivers the digital signals over a national backbone network that can be accessed by broadband communities throughout the network and delivered over local fiber or other “last-mile” broadband media, including wireless, copper and powerline, all the way to the end user;

•
A common Operational Support System framework allows us to preside over the entire network, account and bill for the services, secure and control access, and provide centralized customer service and support, while allowing for decentralized network management;

•
We partner with consumer premise equipment and “last-mile” network providers to provide the connection and components necessary to make the network accessible to consumers. For instance, components might include the set-top boxes or media servers that allow subscribers to manage content, surf the Internet, send and receive email and manage their accounts; and

•	A unique characteristic of Endavo’s network will be the capability to multicast and unicast content, creating significant bandwidth efficiencies within an on-demand environment.

Residential IP Services

We currently provide bundled services for residential customers over fiber-to-the-home. These services include high-speed Internet connectivity, IP telephone service and cable-style television over fiber. We also engineer, install and manage the fiber network to and within the communities, which consist of three main parts:

•	the community operations center;

•	the point of presence facility in each community; and

•	the fiber optic cable network and supporting equipment.

However, we do not intend to expand operations as a residential service provider or fiber optic network manager.

Telephone Services

Using the latest in fiber optic and IP technologies, we currently provide traditional VoIP to our residential customers, along with typical enhanced services, such as call return, call forwarding, call waiting, caller ID, conference calling, speed dial, and last number redial.

High Speed Internet Access/Data

We currently provide Internet connectivity ranging from 128 kbps to 10 mbps on both the upstream and downstream and can provide up to 1gbps bandwidth within the Local Area Network. Internet service includes POP3 e-mail, integrated calendaring, news and sports feeds.

Digital Packet Television

We currently offer more than 230 channels of local off-air, basic, premium movie, audio music channels, video-on-demand, near-video-on-demand, music-on-demand and pay-per-view events delivered as Digital Packet Television, or “DPTV.” Our network also supports a migration to the new High Definition Television, or “HDTV,” standards.

Types of Content Delivered Through the Endavo EcoSystem

The following is a list of the content that we expect to become available to our distribution partners and subscribers, once appropriate content and application providers register their products with the EcoSystem.

•	Voice Service. Basic to enhanced Voice over IP services and applications

o	Residential
o	Enterprise

•	Video Services

o	IP-based Television
▪	Expanded Channel Line-Ups
▪	Pay-Per-View Television
▪	Video-On-Demand Services
▪	Pay-Per View On-Demand

▪	High Definition Television
▪	Digital Music Channels
▪	World Wide Web at TV
▪	Email-at-TV Control
▪	Appliance-at-TV Control
o	Niche and specialized video content on-demand
o	Video conferencing

•	Interactive and community gaming

•	Music/Audio

•	Static media

o	Image libraries
o	Comic books
o	Books
o	Electronic art

•	Data and information services

•	Advertising

•	Wireless access

DISTRIBUTION CHANNELS

We separate our distribution partners according to the method by which they are connected to our marketplace of digital content and services:

•
Physical Community Owners. This group of distribution partners includes any entity that has a captured market based on geography. This may include building owners, developers, corporate campuses, office parks, homeowners associations, independent telcos or municipalities. This group installs, or arranges to have installed, the broadband connectivity (i.e., a fiber connection to the home or office) required to deliver content to the subscriber. We currently market our products and services primarily to existing service providers, local government broadband projects, university campuses and real estate developers. Geographically, we are currently focusing on smaller to mid-sized cities and communities where the large incumbent cable and telephone providers do not compete as aggressively;

•
Virtual Community Owners. This group of distribution partners includes any entity that has a captured market regardless of geography and without the ability to determine the infrastructure on which subscribers will access the EcoSystem. This may include university student and/or alumni associations, professional associations, trade groups, and ISPs.

CONSUMERS

We separate consumers according to the method by which they are connected to our marketplace of digital content and services:

•
Endavo Enabled Communities. These communities that have our services are enabled upon construction. The builder or community management company has installed fiber connections to every unit similar to how they would install electricity, gas, sewers and other public utilities. Upon occupancy, residents are immediately able to choose from an array of entertainment, data and voice services from a variety of providers.

•
Broadband Enabled Subscribers. Even in the absence of living in an enabled community, much of the content in the Endavo Ecosystem will still be available to any Internet user with enough bandwidth (and the correct hardware and software) to support the data streams.

COMPETITION

The industry for telecommunications and broadband is very large and competitive. We face significant competition from larger, better-capitalized companies, as well as emerging companies, that operate and/or own broadband infrastructure in our target markets. We may compete directly with cable and satellite television providers, traditional local exchange carriers, VoIP telephony providers and ISPs. Many of these established companies have resources greater than ours and are direct competitors. We believe that we initially compete favorably with these and other entities in the smaller markets on the basis of diversity of products, distribution technology, systems support and quality assurance. Our prices are expected to be generally lower and/or will include more features, thereby offering what we believe to be a better value package. In addition, our market emphasis permits us to make these advanced services available in underserved markets. However, we cannot provide any assurance that our efforts will be successful in overcoming the efforts of our competition.

REGULATORY MATTERS

We do not hold any domestic license with the Federal Communication Commission, or “FCC.”

Presently, the FCC does not regulate companies that provide IP telephony services as common carriers or telecommunications service providers. Despite current laws, the FCC’s potential jurisdiction over the Internet is broad because the Internet relies on wire and radio communications facilities and services over which the FCC has long-standing authority.

Currently, we do not believe we are subject to any state regulation with respect to our Internet related services. However, there can be no assurances that VoIP will not be subject to such regulations in the future. Additionally, we are not aware of any pending legislation that would have a material adverse affect on our operations.

We are currently licensed as a Competitive Local Exchange Carrier, or “CLEC,” licensed with the Utah Public Utility Commission, or “PUC,” under certificate number 2389, but we do not offer traditional CLEC services. A CLEC designation permits the resale of local telecommunications services.

As a CLEC, we may be subject to certain FCC rules and regulations for telephony services. However, we believe that since we provide our service using 100% IP Protocol, our VoIP services are not covered under current PUC and FCC regulation. Any proposed or enacted changes should only affect our voice services, but it is possible that new legislation in the future could also affect our data and video services.

We have previously requested CLEC status in other states and territories of the United States, but do not presently intend to pursue such additional CLEC licenses.

Many states also impose various reporting requirements or require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignments of carrier assets, including subscriber bases, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and the rules, regulations and policies of the state regulatory authorities. Fines and other penalties, including the disgorgement of all monies received for intrastate traffic from residents of a state, may be imposed for such violations. In certain states, prior regulatory approval may be required for acquisitions of telecommunications operations.

Most states have consumer protection laws that further define the framework within which our marketing activities must be conducted. We intend to comply fully with all laws and regulations; however, the constraints of federal and state restrictions could impact the success of direct marketing efforts and otherwise increase our costs of doing business.

FUTURE REGULATION

Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, privacy, access to adult content by minors, pricing, bulk e-mail, encryption standards, consumer protection, electronic commerce, taxation, copyright infringement, and other intellectual property issues.

We cannot predict the impact, if any, that future regulatory changes or developments may have on our business, financial condition, or results of operation. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could increase our operating costs, limit our ability to offer services and reduce the demand for our services.

As the law in this area develops, we could become liable for information carried on, stored on, or disseminated through our gateways, it may be necessary for us to take steps to reduce our exposure to this type of liability through alterations in our equipment, expanded insurance coverage or other methods. This may require us to spend significant amounts of money for new equipment or premiums and may also require us to discontinue offering certain of our products or services.

In a report to Congress in 1998, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as “telecommunications” even though Internet access itself would not be regulated. The FCC is also considering whether such Internet-based telephone service should be subject to universal service support obligations or pay carrier access charges on the same basis as traditional telecommunications companies.

A governmental body could impose further sales and other taxes on the provision of our services, which could increase the costs of doing business. A number of state and local government officials have asserted the right or indicated a willingness to impose taxes on Internet-related services and commerce, including sales, use and access taxes. To date, no such laws have become effective. We cannot accurately predict whether the imposition of any such taxes would materially increase our costs of doing business or limit the services that we provide. It may be possible to pass on some of these costs to the consumer and continue to remain competitive.

EMPLOYEES

As of March 31, 2005, we had 14 employees and seven independent contractors. All of our employees are full-time. Of our 14 employees, 10 are in service operations and four are in general administration. Of our seven independent contractors, two provide sales and marketing services on a month-to-month basis and five provide technical engineering services. None of our employees are represented by a labor union or subject to a collective bargaining agreement. We have never experienced a work stoppage and consider our employee relations to be good.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located in Salt Lake City, Utah. We currently lease approximately 2,000 square feet of office space on a month-to-month basis for approximately $2,500 per month. We believe that our facilities are adequate to meet our requirements through the end of fiscal 2005.

LEGAL PROCEEDINGS

On March 4, 2004, Wired, L.C. filed a lawsuit against us in the Third Judicial District Court, Salt Lake County, State of Utah. Wired alleges a breach of contract under an agreement that we entered into with Wired. We believed that the case was without merit and in our response filed on March 24, 2004, we denied any breach and asserted various affirmative defenses along with counterclaims against Wired for declaratory judgment. On July 1, 2004, we settled this lawsuit and agreed to pay Wired $90,000 and return to Wired certain equipment, of which we had to replace approximately $54,000 worth. In November 2004, Wired claimed that we breached the terms of the July agreement and filed a Motion for Entry of Final Judgment. We opposed Wired’s claim and filed a Motion to Enforce Settlement Agreement on December 10, 2004. We believed that the continued prosecution and defense of these Motions would be expensive and that there was uncertainty and risk in the outcome of any litigation. On April 14, 2005, we agreed to full and complete settlement of all claims related to this case in exchange for our payment to Wired of $60,000.

In August 2003, we delivered to Basin Digital Media, LLC certain equipment, which redelivered the equipment to Summit Development and Management, LLC for installation in a residential apartment complex in Utah County, Utah known as Parkway Crossing. This equipment was to be used in connection with a Service Agreement between us and Basin.

To obtain such equipment, we entered into a loan transaction with Ridgeline, LLC and executed a secured promissory note due August 1, 2004 in the principal sum of $182,000. We also entered into a Collateral Assignment and Security Agreement to secure repayment of the note. In addition, David Bailey, our former CEO and Chairman of the Board, entered into a personal guarantee with Ridgeline with respect to our obligations under the note.

On January 7, 2004, Summit and/or Basin delivered a notice of termination of the Service Agreement, which we refused to accept as we believe they did not have any grounds to terminate the agreement and thereafter they defaulted on their obligations under the Service Agreement, as well as their obligation to pay for the equipment. As a result, on August 1, 2004 we defaulted on our obligations under the note to Ridgeline.

On June 18, 2004, we filed a lawsuit in the Third Judicial District Court, Salt Lake County, State of Utah against Parkway Crossing, Basin and Summit alleging breach of contract, breach of the covenant of good faith and fair dealing, conversion, fraudulent inducement and tortious interference with economic relations. Parkway Crossing and Summit subsequently filed a motion to dismiss the action, which was denied and the parties are currently in the discovery phase.

As a result of our default on the promissory note with Ridgeline, Ridgeline made demand upon us and Mr. Bailey for payment of the entire remaining unpaid portion of the note. In September 2004, Mr. Bailey paid Ridgeline $200,000 under his guarantee and took an assignment of all of Ridgeline’s rights and interest in the note and related Security Agreement. At the same time, Mr. Bailey made a demand upon us for payment of the note and related obligation.

On January 26, 2005, Mr. Bailey filed a claim in the Fourth Judicial District Court, Utah County, State of Utah against us, Basin and Summit alleging breach of contract and unjust enrichment and seeking judgment against all parties in the amount of $200,000, plus interest, as well as possession of the equipment that was collateral for the note and fees and costs. We expect that this lawsuit will be settled without any material adverse effect on us; however, we cannot provide assurance that it will be settled on a basis that it acceptable to us if at all or that such settlement will not have an adverse effect on our business or operations.

In addition to the foregoing, we may, from time to time, be party to certain legal proceedings and other various claims and lawsuits in the normal course of our business, which, in the opinion of management, are not material to our business or financial condition.

MANAGEMENT

Our directors will serve for a term of one year unless they resign or are earlier removed. Our chief executive officer and key employees and consultants are appointed by our board of directors and serve at its discretion.

CURRENT DIRECTORS AND EXECUTIVE OFFICERS

Our board of directors currently consists of three members. There are no arrangements or understandings between any of the directors or any other persons pursuant to which any of the directors have been selected as directors, other than as described below. There are no “family relationships” among the directors, as that term is defined by the Securities and Exchange Commission. Set forth below is our current board of directors, including each member’s age and position with the Company.

Name	Age	Position with the Company

Paul D. Hamm	38	President, Chief Executive Officer, and Chairman of the Board
Mark S. Hewitt	53	Chief Technology Officer, Chief Operations Officer and Director
Jerry Dunlap	52	Director

PAUL D. HAMM. Mr. Hamm has served as our President, Chief Executive Officer and a member of our Board of Directors since June 24, 2004. Mr. Hamm is a 14-year financial services industry veteran, financial entrepreneur, investment banking professional and private equity fund manager. In 2002, Mr. Hamm founded and is currently the Managing Partner of AlphaWest Capital Partners, a specialized capital marketing firm providing extensive market/industry research, financial planning and modeling, transaction advisory, marketing and investment banking services to emerging public and “pre-public” U.S. companies. In 1998, Mr. Hamm co-founded and currently serves as Managing Director of SovCap Investment Management Group, the investment manager to SovCap Equity Partners, Ltd., an offshore private investment partnership, and our principal stockholder. As a principal investor, Mr. Hamm has made numerous private equity investments into publicly traded companies across technology and communications related industries. He has been actively involved with portfolio companies in business planning and execution, often serving as primary financial and strategic advisor to a portfolio company’s management. Mr. Hamm holds NASD securities licenses, served as a Transportation/Civil Affairs Commissioned Officer for 8 years with the U.S. Army/USAR, and has a Bachelor of Science degree in Political Science from Stetson University.

MARK S. HEWITT. Mr. Hewitt has served as our Chief Technology Officer and Chief Operations Officer since June 24, 2004 and a member of our Board of Directors since December 1999. Since July 2001, Mr. Hewitt has been the Chief Technology Officer of Nextbend, Inc. a start-up consumer electronics company based in Florida. Previously he was Chief Technology Officer of Mediacentric Group, a communications solutions provider from February 2000 until September 2001. From August 1999 until October 2000 he was Senior VP at I-Link, Incorporated, a unified messaging and IP telephony company. From May 1998 until September 1999 he was the Senior Director of New Product Development for Frontier Communications, a NASDAQ company which was acquired by Global Crossing. Mr. Hewitt earned a BS in Electronics Engineering in 1974 from the University of Alaska.

JERRY DUNLAP. Mr. Dunlap has served as a member of our Board of Directors since July 1, 2004. Mr. Dunlap is co-founder and currently serves as President and Chief Executive Officer for ISDN-Net, a internet service provider located in Nashville, Tennessee. After ten years in existence, ISDN-Net is Tennessee’s oldest and largest independent Internet Service Provider serving 87 of the state’s 95 counties. Mr. Dunlap oversees many of the day-to-day operations of ISDN-Net and manages the company’s long-term, strategic direction. Viewed as a pioneer in telecom networking and communications, Mr. Dunlap was asked by the Tennessee Public Service Commission in 1992 to direct a pilot project that ultimately resulted in the introduction of digital connectivity services in Tennessee. Shortly after that project, in 1994, Mr. Dunlap co-founded ISDN-Net to serve the data needs of Tennessee businesses. Mr. Dunlap has a Bachelor of Science degree in pharmacy from the University of Tennessee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by it during the year ended December 31, 2004, we believe that during such year our executive officers, directors and 10% stockholders complied with all such filing requirements except for the following late or delinquent filings: (i) Form 3 for Mr. Dunlap reporting his appointment as a director; (ii) Form 4 for Mr. Dunlap reporting certain transactions in our common stock by a company of which he is a stockholder, officer and director; (iii) Form 4 for Mr. Hamm reporting certain transactions in our common stock; (iv) Form 3 for Mr. Hewitt reporting his appointment as a director; (v) Form 4 for Mr. Hewitt reporting certain transactions in our common stock; and (vi) Form 3 and two Form 4s for SovCap Equity Partners reporting certain transactions in our common stock.

CODE OF ETHICS

Our board of directors is currently in the process of adopting a code of ethics that complies with the rules promulgated under the Sarbanes-Oxley Act of 2002 and that applies to our principal executive officer and principal financial and accounting officer and to all of our staff.

AUDIT COMMITTEE FINANCIAL EXPERT

The Securities and Exchange Commission has adopted rules implementing Section 407 of the Sarbanes-Oxley Act of 2002 requiring public companies to disclose information about “audit committee financial experts.” We do not have a standing Audit Committee. The functions of the Audit Committee have been assumed by our full Board of Directors. Additionally, we do not have a member of our board of directors that qualifies as an “audit committee financial expert.” The Securities and Exchange Commission’s rules do not require us to have an audit committee financial expert, and our Board of Directors has determined that it possesses sufficient financial expertise to effectively discharge its obligations.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation for the fiscal years ended December 31, 2004, 2003 and 2002 paid to or accrued for our chief executive officer and our four other executive officers who provided services to us at December 31, 2004, excluding executive officers paid less than $100,000 annually. Additionally, we have included the compensation for two former executive officers for whom disclosure would have been required had these two individuals been serving as executive officers as of December 31, 2004, the end of our most recently completed fiscal year. Each of the following executive officers is referred to as a “Named Executive Officer.”

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options/SARs (#)

Paul D. Hamm (1)	2004	$67,500	--	525,000
Chief Executive Officer	2003	--	--	--
and President	2002	--	--	--

Frederick A. Weismiller(2)	2004	$45,000	-	1,750,000(3)
Former Chairman of the	2003	$135,075	$7,500	--
Board, Chief Executive Officer and President	2002	--	--	--

(1)
Mr. Hamm became our Chief Executive Officer and President on June 24, 2004. The amounts shown herein as compensation to Mr. Hamm are the total amounts paid by the Company to AlphaWest Capital Partners, LLC, or AlphaWest, for executive management services provided to us by Mr. Hamm between July 1, 2004 through December 31, 2004, pursuant to successive consulting agreements between Mr. Hamm and the Company. Mr. Hamm is the sole member of AlphaWest. These amounts may not reflect Mr. Hamm’s actual compensation from AlphaWest, which may be greater or less than the amounts shown. The initial consulting agreement, pursuant to which Mr. Hamm provided us with executive management services expired on September 30, 2004. On October 1, 2004, a new consulting agreement was executed between AlphaWest and the Company, which expired on December 31, 2004. Currently, Mr. Hamm continues to provide us with the executive management services through AlphaWest and we have continued to honor the most recent consulting agreement despite its expiration. We intend to maintain this arrangement until a formal written employment agreement with Mr. Hamm is executed, at which time Mr. Hamm will become an employee of the Company. We expect this to occur during the second fiscal quarter of 2005. A more detailed description of the consulting agreements with AlphaWest and the arrangement under which Mr. Hamm continues to provide executive management services is set forth under Certain Relationships and Related Transactions - Agreements with Executive Officers.

(2)
Mr. Weismiller resigned as Chief Executive Officer and President on June 24, 2004 and as a director on September 13, 2004. Mr. Weismiller was employed by us pursuant to an employment agreement, dated October 8, 2003. Pursuant to Mr. Weismiller’s employment agreement, he was entitled to a monthly base salary of $7,500 with annual adjustments approved by our board of directors.

(3)
Pursuant to Mr. Weismiller’s employment agreement, Mr. Weismiller received options to purchase 1,750,000 shares of our common stock at an exercise price of $0.46 per share. All of these options terminated upon his departure from the Company.

Option Grants in Last Fiscal Year

The following is information regarding stock options granted to Messrs. Hamm and Weismiller during the year ended December 31, 2004.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year		Exercise Price ($/Share)			Expiration Date

Paul D. Hamm	25,000(1 500,000(2	) )	0.4 8.3	% %	$ $	0.05(4 0.60(4	) )	6/20/14 12/31/14

Frederick A. Weismiller	1,750,000(3)		29.2%			$0.46(4)		1/22/14

(1)
Options granted pursuant to the 2004 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan, or “2004 Plan,” which vested in three equal monthly installments commencing on July 1, 2004. The options were not issued in tandem with stock appreciation or similar rights and are not transferable other than by will or the laws of descent and distribution. The options expire on June 30, 2014.

(2)
Options granted pursuant to the 2004 Plan, which were completely rested on January 1, 2005. The options were not issued in tandem with stock appreciation or similar rights and are not transferable other than by will or the laws of descent and distribution. The options expire on December 31, 2014.

(3)	Options granted to Mr. Weismiller outside of any formal plan. These options expired when Mr. Weismiller resigned without disagreement on June 24, 2004.

(4)	The exercise price of these options was equal to the fair market value (closing price) of the underlying common stock on the date of grant. These options are nonqualified options.

Fiscal Year End Option Values

The following table provides information on the value of each of our Named Executive Officer’s unexercised options at December 31, 2004. None of our Named Executive Officers exercised any options during 2004.

Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable Unexercisable		Value of Unexercised In-the Money Options at Fiscal Year-End($)(1) Exercisable Unexercisable

Paul D. Hamm	525,000	--	$229,000	--

COMPENSATION OF DIRECTORS

Our non-employee directors do not receive any additional compensation for serving as a member of our board of directors or for attending any of our board committees, but non-employee directors are reimbursed for out-of-pocket expenses incurred in connection with attending our board and board committee meetings.

AGREEMENTS WITH EXECUTIVE OFFICERS

On July 1, 2004, we entered into identical consulting agreements with AlphaWest Capital Partners, of which our President and CEO, Paul Hamm, is the controlling owner, and also Mark Hewitt. Under these consulting agreements, Mr. Hamm agreed to act as our President and Chief Executive Officer, as well as our interim Chief Financial Officer and Mr. Hewitt agreed to serve as our Chief Technology Officer and Chief Operating Officer. The consulting agreements were for terms of three months and both expired on October 31, 2004. As compensation for services under the consulting agreements, Messrs. Hamm and Hewitt were each entitled to receive a consulting fee of $7,500 per month, all of which they agreed to defer until the closing of our recent financing. In connection with their engagement by the Company, Messrs. Hamm and Hewitt were also both issued options to purchase 25,0000 shares of our common stock. On October 1, 2004, we entered into new agreements with AlphaWest and Mr. Hewitt, except the consulting fee under each agreement was $15,000 per month. These agreements were also for terms of three months and expired on December 31, 2004. In connection with this agreement, Messrs. Hamm and Hewitt were each issued options to purchase an additional 500,000 shares of our common stock. Currently, Messrs. Hamm and Hewitt continue to provide us with the executive management services contemplated by the latest consulting agreements, which we continue to honor despite their expiration. We intend to maintain this arrangement until a formal written employment agreement is negotiated and executed with each of them, at which time they will become employees of the Company. We expect this to occur during the second fiscal quarter of 2005.

OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

Between August 21, 2003 and September 8, 2004, we borrowed a total of $762,800 from our largest security holder, SovCap Equity Partners, Ltd. in the form of 13 different convertible promissory notes. Each of theses notes is due within 10 days of demand by SovCap. The notes are not subject to interest; however there is a repayment fee equal to the product of (i) 1.5% of the outstanding principal amount under the note and (ii) the number of 30-day periods (rounded up) that the note has been outstanding. The repayment fee is owed regardless of whether the note is prepaid in advance or becomes due upon demand or default. If we are unable to make the payments upon demand or when otherwise due, interest will also accrue on the amount owed at an annual interest rate of 12%. Each note is convertible into shares of our common stock at 75% of the average closing bid price of our common stock over the five trading days preceding the conversion. We also granted SovCap piggyback registration rights with respect to the shares of common stock issuable upon conversion of the notes, which SovCap waived in connection with our recent private placement of convertible promissory notes and warrants. As of March 31, 2005, the aggregate amount of principal and repayment premiums due upon demand under the notes was $894,700, or approximately 1,192,933 shares of our common stock had SovCap elected to convert.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 100,000,000 shares of common stock, par value $.001 per share. As of April 1, 2005, there were 10,501,000 shares of common stock outstanding.

The holders of the issued and outstanding shares of our common stock are entitled to receive dividends if declared by our board of directors out of any funds lawfully available therefore. The board of directors intends to retain future earnings to finance the development and expansion of our business and does not expect to declare any dividends in the foreseeable future. The holders of the common stock have the right, in the event of liquidation, to receive pro rata all assets remaining after payment of debts and expenses. The common stock does not have any preemptive rights and does not have cumulative voting rights. The issued and outstanding shares of common stock are fully paid and non-assessable.

Holders of shares of common stock are entitled to vote at all meetings of such shareholders for the election of directors and for other purposes. Such holders have one vote per share for each share of common stock held by them.

We have engaged Atlas Stock Transfer Corp. as independent transfer agent and registrar.

PREFERRED STOCK

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $.001 per share. Of the amount authorized, 4,500,000 shares have been designated as Series A Preferred Stock, of which 3,821,197 are issued and outstanding and 100,000 as Series B Preferred Stock, none of which have been issued. Each share of Series A Preferred Stock is convertible into 9.6 shares of our common stock at any time after September 30, 2005. Neither the Series A nor Series B have a stated dividend rate. Both series have a liquidation value of $.001 per share and voting rights that entitle their holders to vote with our common stockholders as if the preferred stock had converted to common stock at a conversion ration of 1-to-9.6.

Generally, our shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. Our board of directors are expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

WARRANTS

We issued warrants to the investors that participated in our recent private placement of 8% secured convertible promissory notes. In total, we issued warrants to purchase an aggregate of 1,597,529 shares of our common stock. The warrants have an exercise price of $1.27 per share and expire in February 2010.

The conversion price is also subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below the initial conversion price of $1.27 per share, subject to adjustment.

The warrants include a “cashless exercise” feature, which permits the holder to exercise the warrants by surrender of a portion of the warrants. The cashless exercise feature is available to the holder, if at the time of exercise, there is not in effect a registration statement covering the shares underlying the warrants are registered.

In addition, we issued to H. C. Wainwright & Co., Inc., and certain of its principals, convertible debenture warrants to purchase 239,630 shares of our common stock at $.89 per share and warrants to purchase 239,630 shares of our common stock at $1.27 per share, all of which were issued in connection with their services as exclusive placement agent for the recent private placement. The warrants have the same terms as those issued to the investors.

INVESTMENT RIGHTS

We also issued two additional investment rights to the investors that participated in our recent offering - investment right A and investment right B. Each investment right separately entitles the holders to purchase up to an additional $1,425,000 or an aggregate of 2,850,000, principal amount of 8% senior secured convertible notes and warrants to purchase up to an additional 1,597,529, or an aggregate of 3,195,058, shares of our common stock beginning on the date of the registration of the underlying shares of common stock and ending six months thereafter. The terms and conditions of the securities contained in these additional investment rights will be identical to the initial notes and warrants. The terms of investment right A and investment right B are identical, except that we have the right to redeem (for no consideration) investment right A if the weighted average closing price of our common stock exceeds $1.78 (200% of the original conversion price) for 20 consecutive trading days, our common stock trades at least 75,000 shares a day during the period, and a registration statement covering the shares issuable upon conversion is in effect.

DELAWARE ANTI-TAKEOVER STATUTE AND CHARTER PROVISIONS

Delaware anti-takeover statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to some exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	Before this date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

▪	by persons who are directors and also officers, and

▪	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be offered in a tender or exchange offer; or

▪
On or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock, which is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years before the date of determination whether the person is an “interested stockholder” did own, 15% or more of the corporation’s voting stock.

Certificate of incorporation. Our certificate of incorporation provides for the authorization of our board of directors to issue, without further action by the stockholders, up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of Endavo. These provisions are designed to reduce the vulnerability of Endavo to an unsolicited proposal for a takeover of Endavo. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of Endavo. These provisions may also have the effect of preventing changes in the management of Endavo.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation, as amended, provides, to the fullest extent permitted by Delaware General Corporation Law, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our certificate of incorporation, as amended, is to eliminate our right and those of our shareholders (through shareholders’ derivative suits on our behalf) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our certificate of incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the “Securities Act,” may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SELLING STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of May 13, 2005. The table further sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. For purposes of presentation, we have assumed that the selling stockholders will convert all indebtedness and exercise all warrants, subject to the contractual prohibition prohibiting the investors from beneficially owning more than 4.99% of our issued and outstanding common stock. Therefore, for the purposes of this table, the investor’s beneficial ownership shall not exceed 4.99%. However, the investors will over time have the ability to convert the entire amount being offered upon the conversion of the notes and exercise of the warrants, and therefore we are registering the entire amount offered in this registration statement. Each selling stockholder acquired the shares to be sold by the selling stockholder in the ordinary course of business and, at the time of acquisition of the shares, no selling stockholder had any agreement or understanding, directly or indirectly, to distribute the shares.

We will not receive any proceeds from the resale of the common stock by the selling stockholders. However, we will receive proceeds from any exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

Name of Selling Stockholder	Shares of Stock Owned(1)(2)(3)	Shares of Common Stock Being Offered(1)(2)(3)	Percentage of Shares Owned Before the Offering(3)	Percentage of Shares Owned After the Offering(4)
Iroquois Capital, L.P.(5)	2,858,746	2,858,746	4.99%	--
Notzer Chesed, Inc. (6)	672,644	672,644	4.99%	--
Basso Multi-Strategy Holding Fund Ltd. (7)	672,644	672,644	4.99%	--
Double U Master Fund L.P (8)	672,644	672,644	4.99%	--
Enable Growth Partners LP (9)	1,008,966	1,008,966	4.99%	--
Nite Capital LP (10)	2,017,935	2,017,935	4.99%	--
Puritan LLC	672,644	672,644	4.99%	--
TCMP3 Partners (11)	1,008,966	1,008,966	4.99%	--
H. C. Wainwright & Co., Inc. (12)	239,630	239,630	2.23%	--
John R. Clarke (13)	113,814	113,814	1.07%	--
Scott F. Koch (14)	113,816	113,816	1.07%	--
Ari J. Fuchs (15)	12,000	12,000	0.11%	--
Total	10,064,449	10,064,449
______________
(1) The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the 8% senior secured promissory notes and exercise of the warrants currently held by the selling stockholders and also such notes and warrants issuable to them upon exercise of investment rights “A” and “B” are subject to adjustment depending on, among other factors, the future market price of the common stock and our financial performance, and could be materially less or more than the number estimated in the table.

(2) The foregoing common stock consists of (i) 1,597,534 shares that would be issuable upon conversion of 8% senior secured convertible notes based upon an assumed conversion price $0.892 per share, (ii) 1,597,529 shares that would be issuable upon exercise of outstanding warrants, (iii) and 6,390,125 shares issuable upon conversion or exercise, respectively, of additional notes or warrants issuable upon exercise of investment rights “A” and “B,” all of which are being registered under this prospectus for the benefit of the selling stockholders. The foregoing common stock further consists of (a) 239,630 shares of the Company’s common stock issuable upon exercise of outstanding warrants and (b) 239,630 shares of the Company’s common stock issuable upon exercise of convertible debenture warrants, all of which are being registered under this prospectus for the benefit of H. C. Wainwright & Co., Inc. and certain of its principals in connection with their services as exclusive placement agent for the private placement.

(3) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act. However, the selling stockholder has contractually agreed to restrict their ability to convert their secured convertible note or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Accordingly, the percentage of shares owned prior to the offering is listed as 4.99%; however, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the secured convertible note and the warrants.

(4) Assumes all shares registered on this prospectus are sold.

(5) The number of shares being offered includes 2,858,746 shares of the Company’s common stock issuable upon conversion of the notes and upon exercise of the additional investment rights warrants. Joshua Silverman, a principal of Iroquois Capital LP, exercises voting and investment control over the securities owned by Iroquois Capital LP. Mr. Silverman disclaims beneficial ownership of these securities.

(6) The number of shares being offered includes 672,644 shares of the Company’s common stock issuable upon conversion of the notes and upon exercise of the additional investment rights warrants. Abraham Nussbaum, a principal of Notzer Chesed, Inc., exercises voting and dispositive power over all of the shares beneficially owned. Mr. Nussbaum disclaims beneficial ownership of these securities except to the extent of his beneficial interest therein.

(7) The number of shares being offered includes 672,644 shares of the Company’s common stock issuable upon conversion of the notes and upon exercise of the additional investment rights warrants. Basso Capital Management, L.P. is the investment manager of Basso Multi-Strategy Holding Fund Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the general partner of Basso Capital Management, L.P., and as such has investment power and voting control over these securities. Mr. Fischer disclaims beneficial ownership of these securities.

(8) The number of shares being offered includes 672,644 shares of the Company’s common stock issuable upon conversion of the notes and upon exercise of the additional investment rights warrants. Isaac Winehouse, a principal of B&W Equities LLC., the General Partner of Double U Master Fund, LP, exercises voting and investment control over the securities owned by this selling stockholder. Mr. Winehouse disclaims beneficial ownership of these securities except to the extent of his beneficial interest therein.

(9) The number of shares being offered includes 1,008,966 shares of the Company’s common stock issuable upon conversion of the notes and upon exercise of the additional investment rights warrants. Mitch Levine, Managing Partner of Enable Growth Partners LP, exercises sole voting and investment power of the shares of our common stock on behalf of this selling stockholder. Mr. Levine disclaims beneficial ownership of these securities except to the extent of his beneficial interest therein.

(10) The number of shares being offered includes 2,017,935 shares of the Company’s common stock issuable upon conversion of the notes and upon exercise of the additional investment rights warrants. Keith Goodman, Manager of the General Partner of Nite Capital, LP exercises sole voting and investment power of the shares of our common stock on behalf of this selling stockholder. Mr. Goodman disclaims beneficial ownership of these securities except to the extent of his beneficial interest therein.

(11) The number of shares being offered includes 1,008,966 shares of the Company’s common stock issuable upon conversion of the notes and upon exercise of the additional investment rights warrants. Steven Slawson and Walter Schenker, as principals of TCMP3 Partners, have voting and investment control over the securities held by TCMP3 Partners. Messrs. Slawson and Schenker disclaim beneficial ownership of these securities except to the extent of their respective beneficial interest therein.

(12) The number of shares being offered includes 239,630 shares of the Company’s common stock issuable upon exercise of warrants and convertible debenture warrants issued to H. C. Wainwright & Co., Inc. and its designees. Michael Bradford, principal of H. C. Wainwright & Co., Inc., has voting and investment control over the securities held by H. C. Wainwright & Co., Inc. Mr. Bradford disclaims beneficial ownership of the securities except to the extent of his beneficial interest therein.

(13) The number of shares being offered includes 113,814 shares of the Company’s common stock issuable upon exercise of warrants and convertible debenture warrants issued to H. C. Wainwright & Co., Inc., and its designees. John R. Clarke is the president of H. C. Wainwright & Co., Inc.

(14) The number of shares being offered includes 113,816 shares of the Company’s common stock issuable upon exercise of warrants and convertible debenture warrants issued to H. C. Wainwright & Co., Inc., and its designees. Scott F. Koch is a managing director of H. C. Wainwright & Co., Inc.

(15) The number of shares being offered includes 12,000 shares of the Company’s common stock issuable upon exercise of warrants and convertible debenture warrants issued to H. C. Wainwright & Co., Inc., and its designees. Ari J. Fuchs is an associate of H. C. Wainwright & Co., Inc.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	Short sales;

•	Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	A combination of any such methods of sale; and

•	Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transaction involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledge, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may and be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Rogers & Theobald LLP, 2425 East Camelback Road, Suite 850, Phoenix, Arizona 85016.

EXPERTS

The balance sheet and financial statements of Endavo Media and Communications, Inc. as of and for the year ended December 31, 2004 in this prospectus have been audited by Hein & Associates, LLP, independent registered public accounting firm upon the authority of such firm as experts in accounting and auditing. The balance sheet and financial statements of Endavo Media and Communications, Inc. as of and for the year ended December 31, 2003 in this prospectus have been audited by Tanner + Co, independent registered public accounting firm upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On March 14, 2005, the Company appointed Hein & Associates, LLP to serve as the Company’s independent certified public accountants, effective March 14, 2005. Hein & Associates, LLP replaced Tanner + Co. The reports of Tanner + Co. for the fiscal year ending December 31, 2003 did not contain an adverse opinion or disclaimer or opinion and were not qualified or modified as to audit scope or accounting principles. However, the report of Tanner + Co. was qualified with respect to uncertainty as to the Company’s ability to continue as a going concern. There were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulations S-B) with Tanner + Co. at any time during the period described above regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that if not resolved to the satisfaction of Tanner + Co., would have caused it to make reference to such disagreements in its reports. In addition, during the same periods, no “reportable events” (as such term is defined in Item 304 (a)(1)(v)(A) through (E) of Regulations S-B and its related instructions) arose in the context of the Company’s relationship with Tanner + Co.

During each of the two most recent fiscal years, neither the Company nor anyone on its behalf consulted with Hein & Associates, LLP with respect to any accounting or auditing issues involving the Company. In particular, there was no discussion with the Company regarding the type of audit opinion that might re rendered on the Company’s financial statements, the application of accounting principles applied to a specified transaction or any matter that was the subject of a disagreement or a “reportable event” as defined in Item 304 (a)(1) of Regulation S-B and its related instructions.

We requested that Tanner + Co. furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated April 5, 2005, was filed as Exhibit 16.1 to a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2005.

AVAILABLE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the SEC’s regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-323-965-3998. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, and file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the Securities and Exchange Commission.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

ENDAVO MEDIA AND COMMUNICATIONS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004
December 31, 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Endavo Media and Communications, Inc.
Salt Lake City, Utah

We have audited the accompanying consolidated balance sheet of Endavo Media and Communications, Inc. and subsidiaries as of December 31, 2004 and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over   financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Endavo Media and Communications, Inc and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has limited revenue, has incurred substantial losses from operations and has working capital and stockholders deficits. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 3. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Hein & Associates LLP
Phoenix, Arizona
April 9, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Endavo Media and Communications, Inc.
Salt Lake City, Utah

We have audited the accompanying consolidated balance sheet of Endavo Media and Communications, Inc. and subsidiaries (Formerly known as CeriStar, Inc.) as of December 31, 2003 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Endavo Media and Communications, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company has a deficit in working capital, negative cash flows from operations, and recurring net losses. These issues raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The accompanying financial statements do not include any adjustment that might result form the outcome of this uncertainty.

Tanner + Co.
Salt Lake City, Utah
February 13, 2004

ENDAVO MEDIA AND COMMUNICATIONS, INC.
Consolidated Balance Sheets

	December 31,
Assets	2004	2003

Current assets:
Cash	$1,000	$164,000
Accounts receivable, net of allowance for doubtful accounts of $11,000 and $142,000, respectively	31,000	69,000
Prepaid expenses	3,000	4,000
Deposits	18,000	8,000
Total current assets	53,000	245,000

Property and equipment, net	153,000	549,000

Asset held for sale	45,000	--
Total Assets	$251,000	$794,000
Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$651,000	$437,000
Accrued liabilities	460,000	304,000
Deferred revenue	321,000	236,000
Notes payable including related parties	1,078,000	934,000
Total current liabilities	2,510,000	1,911,000

Commitments and contingencies (Notes 3,9, and 13)

Stockholders’ deficit:
Preferred stock, $.001 par value; 5,000,000 shares Authorized. Of the amount authorized 4,500,000 shares have been designated as Series A, and 100,000 shares as Series B. There are 3,821,197 shares of Series A issued and outstanding. The liquidation preference of the Series A is $4,000.	4,000	--
Common stock, $.001 par value, voting, 100,000,000 shares authorized, 9,517,303 and 491,206 shares issued and outstanding, respectively	10,000	1,000
Additional paid-in capital	15,197,000	10,484,000
Deferred compensation	(688,000)	(97,000)
Subscriptions receivable	(2,000)	(28,000)
Accumulated deficit	(16,780,000)	(11,477,000)
	(2,259,000)	(1,117,000)

Total liabilities and stockholders’ deficit	$251,000	$794,000

ENDAVO MEDIA AND COMMUNICATIONS, INC.
Consolidated Statements of Operations

	Years Ended December 31,
	2004	2003

Total revenues	$178,000	$431,000

Cost of sales	(419,000)	(511,000)
Selling, general, and administrative expense	(3,496,000)	(3,868,000)
Impairment of property and equipment	(417,000)	--
Loss from operations	(4,154,000)	(3,948,000)

Other income (expense)	10,000	1,000
Interest expense	(1,159,000)	(349,000)

Net loss	(5,303,000)	(4,296,000)

Imputed preferred stock dividend	(1,891,000)	--

Net loss attributable to common shareholders	$(7,194,000)	$(4,296,000)

Net loss per common share - basic and diluted	$(2.84)	$(9.90)

Weighted average shares - basic and diluted	2,532,939	433,750

ENDAVO MEDIA AND COMMUNICATIONS, INC.
Consolidated Statement of Stockholders’ Equity/Deficit

	Years Ended December 31, 2004, and 2003
	Preferred Stock		Common Stock		Additional Paid-in Capital	Deferred Compensation	Subscriptions Receiveable	Accumulate Deficit
	Shares	Amount	Shares	Amount

Balance January 1, 2003	--	$--	365,762	$1,000	$8,551,000	$(615,000)	$996,000)	$(7,181,000)

Issuance of common stock for:
Cash	--	--	14,006	--	462,000	--	--	--
Services	--	--	121,836	--	1,267,000	--	(769,000)	--

Employee stock subscriptions satisfied through services	--	--	--	--	--		70,000	--

Non-vested common stock canceled through employee terminations	--	--	(10,398)	--	(223,000)	211,000	11,000	--

Amortization of deferred compensation and subscriptions receivable	--	--	--	--	--	307,000	1,656,000	--

Preferential conversion feature and issue of warrants with long-term debt	--	--	--	--	427,000	--	--	--

Net loss	--	--	--	--	--	--	--	(4,296,000)
Balance December 31, 2003	--	--	491,206	1,000	10,484,000	(97,000)	(28,000)	(11,477,000)

Conversion of notes payable to common stock			3,511,363	3,000	1,691,000

Conversion of common stock to preferred stock	3,821,197	4,000	(2,292,718)	(2,000)	(2,000)

Issuance of common stock for:
Cash			48,000	--	30,000		(8,000)
Cash-Warrants Exercised			2,006,892	2,000	352,000
Services			5,752,560	6,000	1,342,000	(1,348,000)

Deferred Compensation relating to issuance of warrants					401,000	(401,000)

Consultant stock subscriptions satisfied through services							34,000

Compensation costs related to issuance of options to officers					458,000

Amortization of deferred compensation						1,158,000

Preferential conversion feature associated with long-term Debt					441,000

Net loss								(5,303,000)

Balance December 31, 2004	3,821,197	$4,000	9,517,303	$10,000	$15,197,000	$(688,000)	$(2,000)	$(16,780,000)

ENDAVO MEDIA AND COMMUNICATIONS, INC.
Consolidated Statement of Cash Flows

	Years Ended December 31,
	2004	2003
Cash flows from operating activities:
Net loss	$(5,303,000)	$(4,296,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	158,000	77,000
Loss on sale of fixed assets	12,000	--
Impairment of fixed assets	417,000	--
Stock and options issued for services	458,000	497,000
Interest expense converted to common stock	197,000	--
Interest expense and fees added to note balance	29,000	--
Amortization of deferred compensation	1,158,000	307,000
Stock subscription satisfied with services	34,000	1,726,000
Amortization of discount on long-term debt	678,000	213,000
Bad debt expense	35,000	126,000
Decrease (increase) in:
Accounts receivable	3,000	(90,000)
Prepaid expense	1,000	(1,000)
Deposits	(10,000)	--
Increase (decrease) in:
Accounts payable	214,000	51,000
Accrued liabilities	156,000	202,000
Deferred revenue	85,000	4,000

Net cash used in operating activities	(1,678,000)	(1,184,000)

Cash flows used in investing activities -
Purchase of property and equipment	(236,000)	(287,000)

Cash flows from financing activities:
Proceeds from issuance of common stock and exercise of warrants	376,000	462,000
Proceeds from related party note	1,397,000	103,000
Payments on related party convertible notes payable	(40,000)	(10,000)
Proceeds from note payable	18,000	210,000
Payments on note payable	--	(10,000)
Proceeds from convertible short-term debt	--	864,000
Payments on convertible long-term debt	--	(12,000)

Net cash provided by financing activities	1,751,000	1,607,000

Net increase (decrease) in cash and cash equivalents	(163,000)	136,000

Cash and cash equivalents at beginning of period	164,000	28,000
Cash and cash equivalents at end of period	$1,000	$164,000

ENDAVO MEDIA AND COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2004, and 2003

1. Organization and Description of Business

Endavo Media and Communications, Inc. and subsidiaries (collectively referred to as the “Company”) provide integrated broadband services, including voice, video and data services to residential customers through IP based networks. The Company is also targeting commercial and municipal concerns. The Company is located in Salt Lake City, Utah, and was formed in December 1999. The Company was formerly known as CeriStar Inc.

2. Summary of Significant Accounting Policies

Principles of Consolidation
The financial statement reflect the consolidated results of Endavo Media and Communications and its wholly owned subsidiaries Susquina, Inc. and New Planet Resources, Inc. All material intercompany transactions have been eliminated in the consolidation.

Reverse Stock Split
In the third quarter of 2004, the Company completed a reverse stock split whereby the shareholders received 1 share of stock for every 16 that the previously owned. All share and per share amounts in prior periods have been restated to reflect the reverse stock split.

Concentration of Credit Risk
Financial instruments, which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides on-going credit evaluations of its customers and maintains allowances for possible losses.

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Cash and Cash Equivalents
Cash includes all cash and highly liquid investments with original maturities of three months or less.

Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation. Depreciation and amortization on property and equipment are determined using the straight-line method over the three to five year estimated useful lives of the assets.

ENDAVO MEDIA AND COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2004, and 2003

2. Summary of Significant Accounting Policies Continued

Impairment of Long-Lived Assets
The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the estimated remaining life in measuring whether the assets are recoverable. If it is determined that an impairment loss has occurred based on expected cash flows, such loss is recognized in the statement of operations. In the fourth quarter of 2004 the Company analyzed its expected cash flows related to its installed equipment, and determined that the cash flows will not be sufficient to recover its investment in those assets, resulting in an impairment of those assets. The company also impaired an asset that is being held for sale to its estimated net realizable value. The total amount impaired was $417,000 and is recorded in operating expenses.

Revenue Recognition
Revenue is recognized when a valid contract or purchase order has been executed or received, services have been performed or product has been delivered, the selling price is fixed or determinable, and collectability is reasonably assured. Payments received prior to performance are recorded as deferred revenue and amortized over the estimated service period.

Income Taxes
Deferred taxes are computed using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are not recognized unless it is more likely than not that the asset will be realized in future years.

ENDAVO MEDIA AND COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2004, and 2003

2. Summary of Significant Accounting Policies Continued

Earnings Per Common and Common Equivalent Share
The computation of basic earnings per common share is computed using the weighted average number of common shares outstanding during the year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus common stock equivalents which would arise from the exercise of warrants outstanding using the treasury stock method and the average market price per share during the year. Options, warrants, convertible debt and convertible preferred stock which if exercised or converted would require the company to issue 39,798,385 and 80,675 common stock equivalents are not included in the diluted earnings per share calculation for 2004 and 2003, respectively, since their effect is anti-dilutive.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates include the cash flow projections used for the impairment tests, the assumption underlying estimate of the period used to amortize deferred revenue and the assumptions used to value the stock options issued to non-employees. It is reasonable possible that these estimates may change in the near term and that such as change may be material.

Stock-Based Compensation
The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation.” Accordingly, In accordance with APB Opinion No. 25, no compensation is recognized for options granted to employees unless those options are subject to variable accounting or they are issued with an exercise price less than market. During the year ended December 31, 2004, the Company issued 1,100,000 options to Officers of the Company to purchase the Company’s common stock at exercise prices of $.05 to $.60 per share. These options expire in 2014 and were vested as of December 31, 2004.

Because the exercise price of these options would not be decreased proportionately if the Company has a reverse stock split, they are being accounted for as though the terms of the options are variable, resulting in a non-cash expense of $458,000 in 2004.

ENDAVO MEDIA AND COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2004, and 2003

2. Summary of Significant Accounting Policies Continued

Stock-Based Compensation - Continued
Had compensation cost for these options been determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123, the Company's net earnings would have changed as set forth in the table below:

	Years Ended December 31,
	2004	2003

Net loss - attributable to common shareholders as reported	$(7,194,000)	$(4,296,000)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	458,000	-
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(605,000)	(340,000)

Net loss - attributable to common shareholders pro forma	$(7,341,000)	$(4,636,000)

Loss per share - attributable to common shareholders as reported	$(2.84)	$(9.90)

Loss per share - attributable to common shareholders pro forma	$(2.89)	$(10.69)

These options were valued at the date of grant with the total calculated pro forma expense reflected above, as all options are fully vested.

The fair value of each warrant grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions at December 31:

	2004	2003

Expected dividend yield	$--	$--
Expected stock price volatility	259%	100%
Risk-free interest rate	4.0%	4%
Expected life of options	10 years	10 years

The weighted average fair value of each option granted to employees during 2004 and 2003 was $0.58 and $6.56, respectively.

ENDAVO MEDIA AND COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2004, and 2003

2. Summary of Significant Accounting Policies Continued

Reclassifications
Certain amounts in the 2003 financial statements have been reclassified to conform with classifications adopted in the current year. Such reclassifications had no effect on the net loss.

3. Liquidity and Going Concern

The Company has a working capital deficit, a stockholders’ deficit, and recurring net losses. These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company generating cash from the sale of its common stock or obtaining debt financing and attaining future profitable operations. Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations, however, there can be no assurance the Company will be successful in these efforts.

4. Property and Equipment

Property and equipment consists of the following at December 31:

	2004	2003

Computer equipment and software	$239,000	$694,000
Furniture and fixtures	14,000	14,000
	253,000	708,000

Less accumulated depreciation, amortization	(100,000)	(159,000)

	$153,000	$549,000

The Company also has communication equipment uninstalled and held for sale totalling $45,000 at December 31, 2004.

ENDAVO MEDIA AND COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2004, and 2003

5. Accrued Liabilities

Accrued liabilities consisted of the following at December 31:

	2004	2003

Accrued payroll	$204,000	$230,000
Other	256,000	74,000
	$460,000	$304,000

6. Deferred Revenue

The Company has entered into long-term service contracts which are accompanied by payments received from customers for initial equipment installation to service residential developments and other services. Amounts initially received are deferred until they are earned based on the terms of the contract. The balance of the deferred revenue at December 31, 2004 and 2003 was $408,000 and $236,000, respectively.

7. Notes Payable

Notes payable consisted of the following at December 31:

2004	2003

Discounted convertible notes payable due to SovCap. SovCap is affiliated with an officer and director of the Company and is a significant stockholder of the Company. These notes have a face interest rate of 18%. At December 2003 there was an unamortized discount of $178,000. This amount, plus an additional $263,000 (related to discounts on notes issued in 2004) was expensed in 2004. There is no remaining unamortized discount at December 31. 2004. The notes are unsecured and are due on demand. The notes are convertible at a rate of 75% of the average closing bid price of the Company’s common stock for the five trading days ending on the trading day immediately preceding the conversion date.
$763,000	$686,000

ENDAVO MEDIA AND COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2004, and 2003

7. Notes Payable Continued

During 2004 $1,638,000 in notes payable and accrued interest was converted to 3,511,363 shares of common stock.

Note payable originally to a finance company and with an effective interest rate of 57% including an original discount of $78,000 from issuance of detachable warrants with the note. As of December 31, 2003, the unamortized portion of the discount was $46,000, no unamortized discount remaining as of December 31, 2004. The note is in default and the finance company required repayment by a former officer of the Company who repaid the note, accrued interest and fees under a guarantee. The Company's obligation is now to the former officer and shareholder. The note was collateralized by equipment.	200,000	137,000
Convertible notes due to a former officer and shareholder of the Company. These notes bear interest at 12%, are unsecured, and due on demand. Subsequent to December 31, 2004 these notes were in default. The notes are convertible into approximately 10,251 shares at approximately $8.00 per share.	82,000	93,000
Note payable to an individual with interest at 10% collateralized by receivables and due on demand.	18,000	18,000
Note payable to a financial group with interest at 6% and due on demand.	15,000	--
Note payable to a financial institution. The note is payable in monthly installments of $2,000, including interest at 14%, collateralized by equipment, and matures on May 30, 2007. At December 31, 2004 and 2003 the outstanding balance of the debt was $41,000 and $55,000 less a discount of $41,000 and $55,000, respectively.	--	--
	$1,078,000	$$934,000

ENDAVO MEDIA AND COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2004, and 2003

7. Notes Payable Continued

Future maturities of notes payable are as follows:

Year Ending December 31:	Amount

2005	$1,119,000
Less discount	(41,000)
$1,078,000

8. Income Taxes

The benefit for income taxes is different than amounts which would be provided by applying the statutory federal income tax rate to loss before benefit for income taxes for the following reasons:

	Years Ended December 31,
	2004	2003

Income tax benefit at statutory rate	$1,967,000	$1,592,000
Stock valuation for services	(649,000)	(538,000)
Change in valuation allowance	(1,316,000)	(1,053,000)
Other	(2,000)	(1,000)
	$--	$--

Deferred tax assets (liabilities) are comprised of the following as of December 31:

	2004	2003

Net operating loss carry-forwards	$3,691,000	$2,401,000
Amortization of license technology	259,000	287,000
Depreciation	(44,000)	(114,000)
Deferred revenue	119,000	88,000
Allowance for doubtful accounts	4,000	43,000
Other	23,000	-
Valuation allowance	(4,052,000)	(2,705,000)

	$--	$--

ENDAVO MEDIA AND COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2004, and 2003

8. Income Taxes Continued

At December 31, 2004, the Company has net operating loss (NOL) carry-forwards available to offset future taxable income of approximately $9,500,000, which will begin to expire in 2019. The utilization of the net operating loss carry-forwards is dependent upon the tax laws in effect at the time the net operating loss carry-forwards can be utilized. It is also likely that utilization of the NOL’s are limited based on changes in control of the Company. A valuation allowance has been recorded against the deferred tax asset due to the uncertainty surrounding its realization caused by the Company’s recurring losses.

9. Stockholders' Equity (Deficit)

Conversion of Debt to Common Stock

As discussed in Note 7, pursuant to the original terms of the agreements, certain creditors converted $1,694,000 of loans and accrued interest into 3,511,363 shares of common stock.

Conversion of Preferred Stock to Common Stock

In the third quarter of 2004, certain shareholders converted 2,292,718 shares of common stock into 3,821,197 shares of Series A Convertible Preferred Stock.

The 3,821,197 shares of preferred stock are convertible into 36,683,592 shares of common stock any time after September 30, 2005. This conversion feature is beneficial as to the preferred stockholders. As a result the Company is reflecting a preferred stock dividend of $7,566,000 ratably over the term that the preferred stock first is convertible. As of December 31, 2004, $1,891,000 of the dividend has been reflected on the statement of operations.

The Series A has no stated dividend rate and has a liquidation preference of $.001 per share. The Series A Preferred Stock also has voting rights that entitle the preferred shareholders to vote with the common shareholders as if the preferred stock had converted to common. The conversion ratio of the preferred into common is not subject to revision upon reverse stock dividends or splits that reduce the total shares outstanding.

Common Shares Issued for Service

The company has issued 5,752,560 shares, as well as 2,600,000 warrants (with exercise prices of $0.035 to 0.65) to consultants under consulting agreements that are generally one year or less. The associated expense are amortized over the term of the contracts, with the unamortized portion (totaling $688,000 at December 31, 2004) reflected as a reduction to stockholders equity (deficit).

Options and warrants

The Company has issued 0 and 22,547 warrants in conjunction with the issuance of its securities and convertible debt during the years ended December 31, 2004 and 2003, respectively. Warrants that were issued generally do not have a life that exceeds five years. Information regarding warrants and options to purchase common shares is summarized below:

ENDAVO MEDIA AND COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2004, and 2003

	Number of Options and Warrants	Exercise Price Per Share

Outstanding at January 1, 2003	$20,279	$26.72 - 72.00
Granted	266,298	6.08 - 72.00
Expired	--	--

Outstanding at December 31, 2003	286,577	6.08 - 72.00
Granted	1,000,000	.035 - .035
Granted	50,000	.05 - .05
Granted	2,600,000	.28 - .60
Granted	3,900,000	.46 - .46
Canceled	(250,000)	6.08 - 7.36
Canceled	(3,900,000)	.46 - .46
Exercised	(1,000,000)	.035 - .035
Exercised	(1,005,405)	.28 - .37

Outstanding at December 31, 2004	$1,681,172	$.05 - 72.00

The following table summarizes information about outstanding warrants and options for common stock at December 31, 2004:

	Outstanding			Exercisable
		Weighted
		Average
		Remaining	Weighted
Range of	Number	Contractual	Average		Average
Exercise	Out-	Life	Exercise	Number	Exercise
Prices	Standing	(Years)	Price	Exercisable	Price

$16.00 - 72.00	36,577	1.10	41.73	36,577	41.73
.37 - .65	594,595.74		.50	594,595.50
.05 - .05	50,000	9.58	.05	50,000.05
.60 - .60	1,000,000	10.00	.60	1,000,000.60
$.05 - 72.00	1,681,172	6.52	1.44	1,681,172	1.44

ENDAVO MEDIA AND COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2004, and 2003

10. Stock Subscriptions Receivable

Subscriptions receivable consist of the obligation of employees to purchase common shares. In addition the Company may enter into contracts with consultants in which the Company issues stock at the commencement of the contract period. The value of the services or common stock given, which ever is more determinable is recorded as a stock subscription and amortized as expense over the period of the service contract. At December 31, 2004 and 2003 there were approximately $2,000 and $28,000 of subscriptions receivable related to these contracts.

11. Deferred Compensations

Deferred compensation is comprised of common stock issuances to employees and consultants, which have not yet vested. As of December 31, 2004 and 2003, the company had common stock for employee services valued at $638,000 and $97,000, respectively. The measurement date of compensation is the date the shares were granted.

12. Supplemental Cash Flow Information

During the year ended December 31, 2004, the Company had significant non - cash financing and investing activities as follows

•	Converted $1,691,000 of notes payable and accrued interest into 3,511,363 shares of common stock.

•	Issued common stock and warrants to consultants and amortized the expense over the terms of the contract resulting in amortization of deferred compensation of $1,158,000.
During the year ended December 31, 2003, the Company had significant non - cash financing and investing activities as follows:

•	Issued 80,125 common shares valued at $769,000 to consultants for short-term contract services.

•	Cancelled 10,397 unvested shares of common stock valued at $223,000 recorded as deferred compensation of $212,000 and subscriptions receivable of $11,000, due to employee terminations.

•	Issued warrants in connection with debt which resulted in a debt discount of $139,000.

•	Debt issued with beneficial conversion features valued at $288,000 which resulted in debt discounts.

12. Supplemental Cash Flow Information Continued

Cash paid for interest and income taxes are as follows:

	Years Ended December 31,
	2004	2003

Interest	$156,000	$122,000

Income taxes	$--	$--

ENDAVO MEDIA AND COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2004, and 2003

13. Commitments and Contingencies

The Company may become or is subject to investigations, claims or lawsuits ensuing out of the conduct of its business. The Company is currently unable to estimate the loss (if any) related to these matters.

The Company is currently litigating a claim from a former officer and director on a note guarantee secured by equipment. The note balance, accrued interest, and related fees are accrued as a liability at December 31, 2004.

14. Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, receivables and payables. Due to the liquidity concerns of the Company, it is currently not able to estimate the fair value of its financial instruments.

15. Fourth Quarter Adjustments

In the fourth quarter of 2004, the Company recorded an adjustment to its stockholders equity to reflect the conversion of 2,292,718 shares of its common stock into 3,821,197 shares of Series A Convertible Preferred Stock. This adjustment should have been reflected in the Company's September 30, 2004 interim financial statements.

The 3,821,197 shares of preferred stock are convertible into 36,683,592 shares of common stock any time after September 30, 2005. This conversion feature is beneficial as to the preferred stockholders. As a result the Company is reflecting a preferred stock dividend of 7,566,000 over the term until the preferred stock first is convertible. As of December 31, 2004, 1,891,000 of the dividend has been reflected on the statement of operations.

Had the conversion been reflected in the third quarter, additional preferred stock dividends reflected in that quarter would have been approximately $15,000.

16.   Subsequent Events

On February 22, 2005, the Company consummated a private placement of $1,425,000 principal amount of 8% Senior Secured Convertible Notes and related securities, including common stock warrants and additional investment rights. Specifically, this transaction may ultimately result in gross proceeds to the Company of $4.275 million if both the additional investment rights are exercised in full.

The Company has agreed to file a registration statement with the Securities and Exchange Commission prior to April 25,2005, registering the shares of common stock issuable upon conversion of the 8% Senior Secured Convertible Notes, exercise of the warrants, and the shares related to the additional investment rights if they are exercised in the future. If the Company fails to file the registration statement by April 25, 2005, or if it is not declared effective by the Securities and Exchange Commission within 120 days from the filing date, the Company will be required to pay to the investors liquidated damages equal to 2.0% of the amount invested and shall pay to the investors liquidated damages equal to 1.0% of the amount invested for each subsequent 30-day period.

The Company engaged H. C. Wainwright & Co., Inc., as the exclusive placement agent in connection with the private placement. Under the agreement with Wainwright the Company paid them a cash fee of $121,750(9% of the gross proceeds of the financing plus a non-accountable cash allowance of 2% of the gross proceeds, less any legal fees payable to counsel to the investors). The Company paid the investors $35,000 for the legal fees they incurred in connection with this transaction, which were included in the H.C. Wainwright fee calculation. In addition, the Company issued to Wainwright, warrants to purchase 239,630 shares of common stock at $.89 and 239,630 shares of common stock at $1.27. The warrants have the same terms as the warrants issued to the investors. In addition, the Company agreed to pay to Wainwright, a cash fee of 8% of the aggregate consideration received by us from the exercise of any warrants.

ENDAVO MEDIA AND COMMUNICATIONS, INC.

Notes to Consolidated Financial Statements

December 31, 2004, and 2003

17. Recent Accounting Pronouncements

In December 2003, the FASB issued Interpretation No. 46 (“FIN 46R”) (revised December 2003), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (“ARB 51”), which addresses how a business enterprise should evaluate whether it has a controlling interest in an entity though means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46 (FIN 46), which was issued in January 2003. Before concluding that it is appropriate to apply ARB 51 voting interest consolidation model to an entity, an enterprise must first determine that the entity is not a variable interest entity (VIE). As of the effective date of FIN 46R, an enterprise must evaluate its involvement with all entities or legal structures created before February 1, 2003, to determine whether consolidation requirements of FIN 46R apply to those entities. There is no grandfathering of existing entities. Public companies must apply either FIN 46 or FIN 46R immediately to entities created after January 31, 2003 and no later than the end of the first reporting period that ends after March 15, 2004. The adoption of FIN 46 had no effect on the Company’s consolidated financial position, results of operations or cash flows.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued revised Statement of Financial Accounting Standards No. 123 entitled “Share-Based Payment” (“FAS No. 123R”). This revised statement addresses accounting for stock-based compensation and results in the fair value of all stock-based compensation arrangements, including options, being recognized as an expense in a company’s financial statements. The revised Statement eliminates the ability to account for stock-based compensation transactions using APB Opinion No. 25 with supplemental disclosure in the notes to financial statements as previously allowed under FAS 123. FAS No. 123R is effective for public entities that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The Company is currently assessing the impact that FAS 123R will have on its financial statements.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROSPECTUS. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our certificate of incorporation, as amended, provides to the fullest extent permitted by Delaware law, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our certificate of incorporation, as amended, is to eliminate the right of us and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior, except under certain situations defined by statute. We believe that the indemnification provisions in our certificate of incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, we willfulness in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated costs and expenses incurred by the selling Stockholders in connection with this offering.

SEC Registration Fee	$1,285 (1)
Legal Fees and Expenses (other than blue sky fees)	$30,000 (2)
Accounting Fees and Expenses	$5,000 (2)
Total	$36,124 (2)

(1) Of the $1,285.27 total registration fee due, $1,224.07 was previously paid with the Registration Statement filed with the Securities Exchange Commission on April 25, 2005. The balance, $61.20, is paid herewith.

(2) Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Except as set forth below, there were no sales of unregistered securities by the Registrant during the past three years. Unless provided otherwise, the securities issued in the private transactions described below were offered and sold pursuant to the provisions of Section 4(2) of the Securities Act and Rule 506 of Regulation D or to the extent applicable to offers made outside the United States pursuant to the provision of Regulation S. The common stock was offered and sold to a party that the Company or its authorized agents believe is an “accredited investor,” as that term is defined in Rule 501 of Regulation D in reliance upon an exemption from the registration requirements of the Securities Act in a transaction not involving any public offering. The recipients represented to the Company that:

•	they are an “accredited investor”;

•	the securities were acquired by the party for their own account and without any view to the distribution, assignment or resale to others other than pursuant to a registered offering;

•	the party understood that the securities issued to them had not been registered under the Securities Act or any state securities laws; and

•
the party acknowledged that they may not transfer the securities unless the securities are registered under Federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such laws is available.

We arranged for a legend to be placed on certificates representing such securities, making them subject to stop transfer restrictions. We did not engage in any form of general solicitation or general advertising in connection with these issuances.

Recent Private Placement

On February 22, 2005, we entered into (and simultaneously completed the transaction contemplated by) a Securities Purchase Agreement with the entities listed below pursuant to which we issued $1,425,000 principal amount of 8% Senior Secured Convertible Notes and related securities.

Name	Aggregate Principal Amount of Notes	Warrants	Additional Investment Right “A”	Additional Investment Right “B”

Iroquois Capital L.P.	$425,000	476,457	$425,000	$425.000
Notzer Chesed, Inc.	$100,000	112,107	$100,000	$100,000
Basso Multi-Strategy Holding Fund Ltd.	$100,000	112,107	$100,000	$100,000
Double U Master Fund LP	$100,000	112,107	$100,000	$100,000
Enable Growth Partners LP	$150,000	168,161	$150,000	$150,000
Nite Capital LP	$300,000	336,332	$300,000	$300,000
Puritan LLC	$100,000	112,107	$100,000	$100,000
TCMP3 Partners	$150,000	168,161	$150,000	$150,000
TOTAL	$1,425,000	1,597,529	$1,425,000	$1,425,000

The following summarizes the principal terms of the transaction:

Terms of Senior Secured Convertible Promissory Note

Pursuant to the Securities Purchase Agreement, we sold to the parties listed above an aggregate of $1,425,000 principal amount of 8% senior secured convertible notes, together with warrants to purchase an aggregate of 1,597,529 shares of our common stock, and two series of additional investment rights entitling the holders to purchase from us up to an additional $2,850,000 of 8% senior secured convertible notes and warrants to purchase an aggregated 3,195,058 shares of our common stock.

These notes will be senior to or pari passu with all our current and future indebtedness and we will pledge all of our assets as collateral for the notes. Additional terms of the 8% senior secured convertible notes include:

•	Unless converted or redeemed as described below, the 8% senior secured convertible notes are due on February 22, 2007.

•
8% annual interest, payable semi-annually in arrears beginning June 30, 2005. The interest is payable either in cash or at our option (subject to the satisfaction of certain conditions) in shares of our common stock valued at 85% of the volume weighted average price of our common stock for the 20 trading days prior to the payment date.

•
While the notes are outstanding, if we issue equity or equity linked securities at a price lower than the conversion price, then the conversion price of these 8% senior secured convertible notes will be reduced to the same price. If we issue any variable priced equity securities or variable price equity linked securities, then the conversion price of these 8% senior secured convertible notes will be reduced to the lowest issue price applied to those securities.

•
The notes are convertible at any time at the option of the holder into shares of our common stock at a conversion price of $.892 per share (which was 70% of the average closing market price of the common stock on the over-the-counter bulletin board for the 20 trading days prior to the closing of the transaction).

•
If we do not achieve revenues of at least $4,000,000 for calendar year 2005, the conversion price of the notes will be adjusted to 85% of the volume weighted average closing market price of the common stock on the over-the-counter bulletin board for the 20 trading days prior to the release of the calendar 2005 financial statements, but in no event higher than the initial conversion price of $.892. The conversion price is also subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below the initial conversion price of $.892 per share, subject to adjustment as set forth above.

•
The number of shares of our common stock acquired by any holder upon conversion of the notes is limited to the extent necessary to ensure that following the conversion the total number of shares of our common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock,

•
We can prepay all or any portion of the principal amount of the notes, plus any accrued but unpaid interest at 115% of face amount, but only if certain equity conditions are satisfied for underlying conversion shares, including an effective registration. If we should elect to prepay the notes, the holders will have 10 trading days to convert the notes into shares of our common stock. If we elect to prepay the notes, we must do so pro-rata amongst the holders.

Terms of Warrants

We also issued warrants to purchase up to 1,597,529 shares of our common stock. The warrants are exercisable for five years from the date of issuance at an exercise price of $1.27 per share, which was 100% of the average closing market price of the common stock on the over-the-counter bulletin board for the 20 trading days prior to the closing of the transaction.

The conversion price is also subject to adjustment upon the occurrence of certain specified events, including stock dividends and stock splits, pro rata distributions of equity securities, evidences of indebtedness, rights or warrants to purchase common stock or cash or any other asset, mergers or consolidations, or certain issuances of common stock at a price below the initial conversion price of $1.27 per share, subject to adjustment.

The warrants include a “cashless exercise” feature, which permits the holder to exercise the warrants by surrender of a portion of the warrants. The cashless exercise feature is available to the holder, if at the time of exercise, there is not in effect a registration statement covering the shares underlying the warrants are registered.

Terms of Investment Rights

We also issued two additional investment rights - investment right A and investment right B. Each investment right separately entitles the holders to purchase up to an additional $1,425,000 or an aggregate of 2,850,000, principal amount of 8% senior secured convertible notes and warrants to purchase up to an additional 1,597,529, or an aggregate of 3,195,058, shares of our common stock beginning on the date of the registration of the underlying shares of common stock and ending six months thereafter. The terms and conditions of the securities contained in these additional investment rights will be identical to the initial notes and warrants. The terms of investment right A and investment right B are identical, except that we have the right to redeem (for no consideration) investment right A if the weighted average closing price of our common stock exceeds $1.78 (200% of the original conversion price) for 20 consecutive trading days, our common stock trades at least 75,000 shares a day during the period, and a registration statement covering the shares issuable upon conversion is in effect.

Registration of Common Stock

We agreed to file a registration statement with the Securities and Exchange Commission registering the shares of common stock issuable upon the conversion of the notes, the exercise of the warrants, and the shares related to the additional investment right if it is exercised in the future. We have also granted the purchaser’s piggy-back registration rights under certain circumstances. If we had failed to file the registration statement on a timely basis, or if it is not declared effective by the Securities and Exchange Commission within a maximum of 120 days from the filing date, we are required to pay to the investors liquidated damages equal to 2.0% of the amount invested and shall pay to the investors liquidated damages equal to 1.0% of the amount invested for each subsequent 30-day period.

Exchange Rights

For the 24-months from the date of the closing, if we complete a private equity or equity-linked financing, the holders of the notes may exchange the notes at 100% of face value for the securities in such new financing, provided that the exchange is in compliance with applicable securities laws.

Right of First Offer

So long as they hold any notes, the note holders will have the right of first offer to purchase all or part of any private financing, subject to carve outs for employee options plans, the issuance of stock for situations involving strategic partnerships, acquisition candidates and underwritten public offerings of at least $15 million consummated within 12 months after the Closing.

Change of Control

In the of a third party acquiring greater than 50% in voting rights in one or a series of related transaction, the holders may elect to have the Notes redeemed by us at 110% of face value plus all accrued interest and unpaid interest, which, at our option, may be paid in cash or common stock.

Placement Agent Fees; Other Fees

We engaged H. C. Wainwright & Co., Inc., as the exclusive placement agent in connection with the private placement. Under our agreement with Wainwright we paid them a cash fee of $128,250 (9% of the gross proceeds of the financing plus a non-accountable cash allowance of 2% of the gross proceeds, less any legal fees payable to counsel to the investors). We paid the investors $35,000 for the legal fees they incurred in connection with this transaction. In addition, we issued to Wainwright, warrants to purchase 239,630 shares of common stock at $.89 and 239,630 shares of common stock at $1.27. The warrants have the same terms as the warrants issued to the investors. In addition, we agreed to pay to Wainwright, a cash fee of 8% of the aggregate consideration received by us from the exercise of any warrants.

Series A Preferred Share Exchange

In September 2004, prior to the effectiveness of the 1-for-16 reverse stock split discussed elsewhere in this registration statement, certain stockholders exchanged 36,646,158 shares of common stock for 3,821,197 shares of our newly created Series A Preferred Stock.

The Series A Preferred Stock was not effected by the subsequent reverse stock split and, therefore, each share of Series A Preferred Stock is convertible into 9.6 shares of our common stock at any time after September 2005, which is the one year anniversary of their issuance.

The shares of Series A Preferred Stock do not have a stated dividend rate and have a liquidation preference of $.001 per share. Each share is also entitled to vote with the common shareholders as if such share had converted to common. The Company did not pay a commission or fee to a placement agent in connection with this transaction.

Name	Common	Series A Preferred	Type and Amount of Consideration	Description of Transaction

SovCap Equity Partners, Ltd.	34,383,218	3,581,585	Debt conversion	Repayment of Promissory Note
AlphaWest Capital Partners, LLC	430,881	44,883	Consulting services	Consulting Agreement
Mark Hewitt	19,925	2,076	Nominal	Share Exchange
ISDN-Net	768,000	80,000	$22,000	Share Exchange
James Rendek	125,000	13,021	Consulting services	Consulting Agreement
Aggregate Networks, LLC	86,022	8,961	Consulting services	Consulting Agreement
A. Brent Bailey	12,278	1,279	Nominal	Share Exchange
Arthur A. Bailey	2,703	282	Nominal	Share Exchange
Brent Bailey	6,987	728	Nominal	Share Exchange
Karen K. Nicholson	3,861	402	Nominal	Share Exchange
Ann Thompson	32,200	3,354	Nominal	Share Exchange
Merrill Frost	356	37	Nominal	Share Exchange
Connie Bailey	3,028	315	Nominal	Share Exchange
David L. Bailey	731,384	76,186	Nominal	Share Exchange
Richard Hansen	1,780	185	Nominal	Share Exchange
Kim Bailey	712	74	Nominal	Share Exchange
Warren Bailey	1,780	185	Nominal	Share Exchange
Arthur A. Bailey	6,543	682	Nominal	Share Exchange
Craig Bailey	534	56	Nominal	Share Exchange
Barry Baker	6,052	630	Nominal	Share Exchange
Neal Kellett	890	93	Nominal	Share Exchange
James Christensen	4,224	440	Nominal	Share Exchange
Gerald Nielson	2,670	278	Nominal	Share Exchange
Earl Nielson	1,780	185	Nominal	Share Exchange
Hal Nicholson	1,780	185	Nominal	Share Exchange
Todd Peacock	890	93	Nominal	Share Exchange
Earl Bailey	1,780	185	Nominal	Share Exchange
Jeff Nielsen	1,780	185	Nominal	Share Exchange
Jay Nielson	1,780	185	Nominal	Share Exchange
James Nielson	2,492	260	Nominal	Share Exchange
John Allred	2,848	297	Nominal	Share Exchange

Unit Offerings (1)

Beginning in September 2002, the Company began an ongoing Unit Offering. Each Unit Offering consisted of six restricted shares of the Company’s common stock and three warrants exercisable at various prices. In no case was a placement agent paid a commission or fee in connection with the transactions. In the table below, the consideration paid to the Company for the Unit Offerings is consolidated and reported as a single value per Unit Offering. We have identified the parties, exercise price, exemption we relied upon and other relevant information in the following table:

Names	Date Granted	Restricted Shares	Options/Warrants	Exercise Price	Consideration

Manillo Investors Ltd	9/16/02		445	$36.80	Nominal
Manillo Investors Ltd	9/16/02		445	$54.40	Nominal
Manillo Investors Ltd	9/16/02		445	$72.00	Nominal
Manillo Investors Ltd	9/13/02	3137			$103,385
SovCap	9/16/02		603	Cancelled	Nominal
SovCap	9/16/02		603	Cancelled	Nominal
SovCap	9/16/02		603	Cancelled	Nominal
A. Brent Bailey	9/16/02		250	$26.72	Nominal
A. Brent Bailey	9/16/02		208	$36.80	Nominal
A. Brent Bailey	9/16/02		208	$54.40	Nominal
A. Brent Bailey	9/16/02		208	$72.00	Nominal
A. Brent Bailey	9/13/02	1250			$41,200

Names	Date Granted	Restricted Shares	Options/Warrants	Exercise Price	Consideration
Maurice Roche	9/16/02		125	$26.72	Nominal
Maurice Roche	9/16/02		104	$36.80	Nominal
Maurice Roche	9/16/02		104	$54.40	Nominal
Maurice Roche	9/16/02		104	$72.00	Nominal
Maurice Roche	9/13/05	625			$20,600
Penny Roche	9/16/02		125	$26.72	Nominal
Penny Roche	9/16/02		104	$36.80	Nominal
Penny Roche	9/16/02		104	$54.40	Nominal
Penny Roche	9/16/02		104	$72.00	Nominal
Penny Roche	9/13/02	625			$20,600
Bob Bench	9/16/02		125	$26.72	Nominal
Bob Bench	9/16/02		104	$36.80	Nominal
Bob Bench	9/16/02		104	$54.40	Nominal
Bob Bench	9/16/02		104	$72.00	Nominal
Bob Bench	9/13/02	625			$20,600
John Meek	9/16/02		125	$26.72	Nominal
John Meek	9/16/02		104	$36.80	Nominal
John Meek	9/16/02		104	$54.40	Nominal
John Meek	9/16/02		104	$72.00	Nominal
John Meek	9/13/02	625			$20,600
Shig Shinhira	9/16/02		145	$26.72	Nominal
Shig Shinhira	9/16/02		121	$36.80	Nominal
Shig Shinhira	9/16/02		121	$54.40	Nominal
Shig Shinhira	9/16/02		121	$72.00	Nominal
Shig Shinhira	9/13/02	724			$23,860
Enrique Yanes	9/16/02		145	$26.72	Nominal
Enrique Yanes	9/16/02		121	$36.80	Nominal
Enrique Yanes	9/16/02		121	$54.40	Nominal
Enrique Yanes	9/16/02		121	$72.00	Nominal
Enrique Yanes	9/13/02	725			$23,896
Neverending Wealth	9/16/02		250	$26.72	Nominal
Neverending Wealth	9/16/02		208	$36.80	Nominal
Neverending Wealth	9/16/02		208	$54.40	Nominal
Neverending Wealth	9/16/02		208	$72.00	Nominal
W. Cook	9/13/02	1250			$41,200
Krista Nielson	9/16/02		25	$26.72	Nominal
Krista Nielson	9/16/02		21	$36.80	Nominal
Krista Nielson	9/16/02		21	$54.40	Nominal
Krista Nielson	9/16/02		21	$72.00	Nominal
Krista Nielson	9/13/02	125			$4120
John Clayton	9/16/02		28	$26.72	Nominal
John Clayton	9/16/02		31	$36.80	Nominal
John Clayton	9/16/02		31	$54.40	Nominal
John Clayton	9/16/02		31	$72.00	Nominal
John Clayton	9/13/02	187.5			$6,180
Connie Bailey	10/22/02		450	$26.72	Nominal
Connie Bailey	10/22/02		375	$36.80	Nominal
Connie Bailey	10/22/02		375	$54.40	Nominal
Connie Bailey	10/22/02		375	$72.00	Nominal
Connie Bailey	9/13/02	2250			$74,160
SovCap	10/22/02	2413			$79,537
SovCap	10/22/02		402	Cancelled	Nominal
SovCap	10/22/02		402	Cancelled	Nominal
SovCap	10/22/02		402	Cancelled	Nominal
SovCap	9/13/02	3620			$119,304
Loughran	10/22/02		103	$36.80	Nominal
Loughran	10/22/02		103	$54.40	Nominal
Loughran	10/22/02		103	$72.00	Nominal
Loughran	10/22/02	60			$20,431
SovCap	11/13/02		385	Cancelled	Nominal
SovCap	11/13/02		385	Cancelled	Nominal
SovCap	11/13/02		385	Cancelled	Nominal
SovCap	12/19/02		2413		$79,536
Loughran	11/13/02		99	$36.80	Nominal

Names	Date Granted	Restricted Shares	Options/Warrants	Exercise Price	Consideration

Loughran	11/13/02		99	$54.40	Nominal
Loughran	11/13/02		99	$72.00	Nominal
Loughran	1/3/03	620			$20,431
SovCap	12/18/02		402	Cancelled	Nominal
SovCap	12/18/02		402	Cancelled	Nominal
SovCap	12/18/02		402	Cancelled	Nominal
SovCap	12/19/02	2308			$76,075
Loughran	1/6/03		103	$36.80	Nominal
Loughran	1/6/03		103	$54.40	Nominal
Loughran	1/6/03		103	$72.00	Nominal
Loughran	1/3/03	593			$19,541
Kidz Dental	1/10/03		221	$36.80	Nominal
Kidz Dental	1/10/03		221	$54.40	Nominal
Kidz Dental	1/10/03		221	$72.00	Nominal
Kidz Dental	1/29/03	1327			$43,737
Loughran	1/29/03		57	$36.80	Nominal
Loughran	1/29/03		57	$54.40	Nominal
Loughran	1/29/03		57	$72.00	Nominal
Loughran	1/29/02	621			$20,455
SovCap	2/10/03		327	Cancelled	Nominal
SovCap	2/10/03		327	Cancelled	Nominal
SovCap	2/10/03		327	Cancelled	Nominal
SovCap	3/10/03	1961			$64,642
Loughran	2/25/03		52	$36.80	Nominal
Loughran	2/25/03		52	$54.40	Nominal
Loughran	2/25/03		52	$72.00	Nominal
Wired	3/1/03		2,813	$16.80	Nominal
SovCap	3/10/03		152	Cancelled	Nominal
SovCap	3/10/03		152	Cancelled	Nominal
SovCap	3/10/03		152	Cancelled	Nominal
SovCap	6/5/03	904			$29,792
Loughran	3/20/03		301	$36.80	Nominal
Loughran	3/20/03		301	$54.40	Nominal
Loughran	3/20/03		301	$72.00	Nominal
SovCap	6/11/03		157	Cancelled	Nominal
SovCap	6/11/03		157	Cancelled	Nominal
SovCap	6/11/03		157	Cancelled	Nominal
SovCap	6/5/03	3745			$123,435
Loughran	7/18/03		417	$36.80	Nominal
Loughran	7/18/03		417	$54.40	Nominal
Loughran	7/18/03		417	$72.00	Nominal
SovCap	1/3/03	38610			$79,537
Trufello Associates	1/22/03	13750			$453,200
Wendover Ltd	6/12/03	341			$11,248
Wendover Ltd	6/12/03	312			$10,271
Wendover Ltd	6/12/03	1805			$59,476
SovCap	7/8/03	938			$16,785
Isosceles Capital	9/13/03	1810			$59,651

(1)	These values reflect the consummation of the 1-for-16 reverse stock split of our common stock in September 2004.
(2)	See discussion of exemptions from registration relied upon in connection with these offerings.

Convertible Promissory Notes to SovCap Equity Partners

Between August 21, 2003 and September 8, 2004, we borrowed a total of $762,800 from our largest security holder, SovCap Equity Partners, Ltd. in the form of 13 different convertible promissory notes. Each of theses notes is due within 10 days of demand by SovCap. The notes are not subject to interest; however there is a repayment fee equal to the product of (i) 1.5% of the outstanding principal amount under the note and (ii) the number of 30-day periods (rounded up) that the note has been outstanding. The repayment fee is owed regardless of whether the note is prepaid in advance or becomes due upon demand or default. If we are unable to make the payments upon demand or when otherwise due, interest will also accrue on the amount owed at an annual interest rate of 12%. Each note is convertible into shares of our common stock at 75% of the average closing bid price of our common stock over the five trading days preceding the conversion. We also granted SovCap piggyback registration rights with respect to the shares of common stock issuable upon conversion of the notes, which SovCap waived in connection with our recent private placement of convertible promissory notes and warrants. As of March 31, 2005, the aggregate amount of principal and repayment premiums due upon demand under the notes was $894,700, or approximately 1,192,933 shares of our common stock had SovCap elected to convert.

Grant of Options to Former Management

On January 22, 2004, The Registrant granted non-qualified stock options as follows:

Grantee	No. of Shares Underlying Option

Frederick A. Weismiller	1,750,000
Michael Miller	1,500,000
Robert Lester	650,000

Each option had an exercise price of $0.46 per share. These options were granted as compensation for management services and were granted as compensation for management services and were scheduled to vest in October 2004; however, Messrs. Weismiller, Miller and Lester each departed and terminated their employment with the Registrant prior to that date. Accordingly, these options expired.

Additional Grants of Warrants (1)

The following table reflects recent unregistered issuances of warrants of the Company not otherwise reflected above.

Names	Options/Warrants	Date Granted	Exercise Price(2)	Description of Transaction

UTFC Financing Solutions	1,419	5/3/02	$52.80	Received warrants in connection with secured loan to company
Husdson Valley Capital	5,124	4/10/03	$16.00	Consulting services rendered
Christopher Shufeldt	501	4/10/03	$16.00	Consulting services rendered
Kimball Cross Investment	625	4/10/03	$16.00	Consulting services rendered
Pacificia Financial Group	625	4/10/03	$16.00	Consulting services rendered
Pacificia Financial Group	625	4/10/03	$32.00	Consulting services rendered
Pacificia Financial Group	625	4/10/03	$36.80	Consulting services rendered
Fred Weismiller (non-qual OPTIONS)	109,375	10/9/03	Cancelled	Management Contract
Michael Miller (non-qual OPTIONS)	93,750	10/9/03	Cancelled	Management Contract
Trufellow Associates, Ltd (Class A)	62,500	9/27/04	$0.04	Consulting services rendered
Trufellow Associates, Ltd (Class B)	37,500	9/27/04	$0.28	Consulting services rendered
Castlegate Group (Class C)	31,250	9/27/04	$0.37	Consulting services rendered
Castlegate Group (Class D)	20,625	9/27/04	$0.47	Consulting services rendered
Castlegate Group (Class E)	10,625	9/27/04	$0.65	Consulting services rendered
Paul D. Hamm	25,000	7/1/04	$0.05	Management contract
Mark S Hewitt	25,000	7/1/04	$0.05	Management contract
Paul D. Hamm	500,000	10/1/04	$0.60	Management contract
Mark S Hewitt	500,000	10/1/04	$0.60	Placement Agent Warrants
HC Wainwright & CO	119,815	2/22/05	$1.27	Placement Agent Warrants
John R. Clarke	56,912	2/22/05	$1.27	Placement Agent Warrants
Scott F. Koch	56,912	2/22/05	$1.27	Placement Agent Warrants
Ari J. Fuchs	5,991	2/22/05	$1.27	Placement Agent Warrants
HC Wainwright & CO	119,815	2/22/05	$0.89	Placement Agent Warrants
John R. Clarke	56,912	2/22/05	$0.89	Placement Agent Warrants
Scott F. Koch	56,912	2/22/05	$0.89	Placement Agent Warrants
Ari J. Fuchs	5,991	2/22/05	$0.89	Placement Agent Warrants

(1)	These values reflect the consummation of the 1-for-16 reverse stock split of our common stock in September 2004.
(2)	The consideration paid to the Company for these securities was nominal. It was paid in connection with the provision of other services and/or financings.
(3)	See the discussion above regarding the exemptions from registration relied upon in connection with these offerings.
(4)	Employee Stock Option Plan.

Additional Issuances of Common Stock (1)

The following table reflects recent unregistered issuances of common stock of the Company not otherwise set forth above.

Date	Name	Shares	Type and Amount of Consideration (2)	Description of Transaction

2/12/04	Stockwell	937.5	Consulting services rendered	Consulting Agreement
11/9/04	SovCap	1,380,285		Conversion of Promissory Note
12/16/04	J Bybee	500	Services rendered	Website services
12/17/04	Aggregate Networks	9,434	Consulting services rendered	Consulting Agreement
1/18/05	Aggregate Networks	26,334	Consulting services rendered	Consulting Agreement
2/28/05	Aggregate Networks	11,236	Consulting services rendered	Consulting Agreement
2/17/05	Kitaro Inc.	98627	42,095	Stock Purchase
2/14/05	Kitaro Inc.	300,000	134,104	Stock Purchase
3/10/05	Aggregate Networks	10,870	Consulting services rendered	Consulting Agreement
2/14/05	Australian Advantage	240,594	110,247	Stock Purchase
2/14/05	Australian Advantage	142,306	63,019	Stock Purchase
2/14/05	Australian Advantage	60,862	27,425	Stock Purchase
2/14/05	Kitaro Inc.	109,188	49,515	Stock Purchase

(1)	These values reflect the consummation of the 1-for-16 reverse stock split of our common stock in September 2004.
(2)	To the extent the consideration for the shares was not nominal, it is listed in the table. The balance of the transactions included nominal consideration paid in connection with consulting services rendered.
(3)	See the discussion above regarding the exemptions from registration relied upon in connection with these offerings.

ITEM 27. EXHIBITS.

(a) The following exhibits are either attached hereto or incorporated herein by reference as indicated.

Exhibit Number	Description	Previously Filed as Exhibit	File Number	Date Previously Filed

2.1	Agreement and Plan of Merger	Attached to the Registrant’s Current Report on Form 8-K	001-16381	9/17/02

3.1	Certificate of Incorporation	Exhibits 1 and 1.1 to the Registrant’s Registration Statement on Form 8-A	001-16381	3/01/01

3.1(a)	Amended and Restated Certificate of Incorporation	Exhibit 3.1(a) to the Registrant’s Registration Statement on Form SB-2	333-124315	4/25/05

3.1(b)	Certificate of Amendment to Amended and Restated Certificate of Incorporation	Exhibit 3.1(b) to the Registrant’s Registration Statement on Form SB-2	333-124315	4/25/05

3.2	Amended and Restated Bylaws	Exhibit 2 to the Registrant’s Registration Statement on Form 8-A	001-16381	3/01/01

4.1	Form of 8.0% Senior Secured Convertible Note	Exhibit 4.1 to Registrant’s Current Report on Form 8-K	001-16381	2/28/05

4.2	Form of Warrant	Exhibit 4.2 to Registrant’s Current Report on Form 8-K	001-16381	2/28/05

4.3	Form of Additional Investment Right “A”	Exhibit 10.2 to Registrant’s Current Report on Form 8-K	001-16381	2/28/05

4.4	Form of Additional Investment Right “B”	Exhibit 10.3 to Registrant’s Current Report on Form 8-K	001-16381	2/28/05

4.5	Certificate of Designations for Series A Preferred Stock	Exhibit 4.5 to the Registrant’s Registration Statement on Form SB-2	333-124315	4/25/05

4.6	Certificate of Designations for Series B Preferred Stock	Exhibit 4.6 to the Registrant’s Registration Statement on Form SB-2	333-124315	4/25/05

5.1	Opinion of Rogers & Theobald LLP	Filed herewith

10.1	2004 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan	Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8	333-119586	10/07/04

10.2	2002 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan	Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8	333-99371	9/10/02

10.3	Consulting Agreement, dated October 1, 2004, by and between the Registrant and AlphaWest Capital Partners (Paul D. Hamm)	Exhibit 10-3 to Registrants Form 10-KSB	001-16381	4/15/05

10.4	Consulting Agreement, dated October 1, 2004, by and between the Registrant and Mark S. Hewitt	Exhibit 10-3 to Registrants Form 10-KSB	001-16381	4/15/05

10.5	Consulting Agreement, dated September 17, 2004, by and between the Registrant and Castlegate Group, Ltd.	Exhibit 10-3 to Registrants Form 10-KSB	001-16381	4/15/05

10.6	Consulting Agreement, dated September 17, 2004, by and between the Registrant and Ronald H. Cole, Jr.	Exhibit 10-3 to Registrants Form 10-KSB	001-16381	4/15/05

10.7	Consulting Agreement, dated September 17, 2004, by and between the Registrant and International Recruitment Co Ltd.	Exhibit 10-3 to Registrants Form 10-KSB	001-16381	4/15/05

10.8	Consulting Agreement, dated September 17, 2004, by and between the Registrant and Trufello Associates, Ltd.	Exhibit 10-3 to Registrants Form 10-KSB	001-16381	4/15/05

10.9	Form of SovCap Promissory Note (1)	Exhibit 10-3 to Registrants Form 10-KSB	001-16381	4/15/05

10.10	Form of Securities Purchase Agreement for 8.0% Senior Secured Convertible Notes	Exhibit 10.1 to Registrant’s Current Report on Form 8-K	001-16381	2/28/05

10.11	Form of Security Agreement	Exhibit 10.4 to Registrant’s Current Report on Form 8-K	001-16381	2/28/05

21	Company Subsidiaries	Exhibit 21 to the Registrant’s Registration Statement on Form SB-2	333-124315	4/25/05

23.1	Consent of Hein & Associates, LLP	Filed herewith

23.2	Consent of Tanner + Co.	Filed herewith

23.3	Consent of Rogers & Theobald LLP	Included with Exhibit 5.1

_________________
(1) The Company made and delivered to SovCap Equity Partners, Ltd. 13 separate demand promissory notes from August 21, 2003 through September 8, 2004. Each of these demand notes used the form attached. Only the principal amounts varied. These demand notes are discussed in greater detail under Certain Relationships and Related Transactions - Other Relationships and Related Transactions.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form SB-2 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona.

Endavo Media And Communications, Inc.

Signatures	Title	Date

By: /s/ Paul D. Hamm	President, Chief Executive Officer and Chairman (Principal	May 13, 2005
Paul D. Hamm	Executive Officer and acting Principal Financial Officer and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities stated.

By: /s/ Paul D. Hamm	President, Chief Executive Officer and Chairman (Principal	May 13, 2005
Paul D. Hamm	Executive Officer and acting Principal Financial Officer and Accounting Officer)

By: /s/ Mark S. Hewitt	Chief Technology Officer, Chief Operations Officer and	May 13, 2005
Mark S. Hewitt	Director

By: /s/ Jerry Dunlap	Director	May 13, 2005
Jerry Dunlap